Exhibit 10.10

GalaxyOne Prime LLC

and

Lucky Lucko, Inc.

Prime Brokerage Agreement

Dated: December 4, 2025

This Prime Brokerage Agreement (the “Agreement”) is dated December 4, 2025 (the “Effective Date”).

BETWEEN:

GalaxyOne Prime LLC, whose registered address is 101 Hudson Street Fl 21, Jersey City NJ 07302 (“G1,” “Galaxy,” “we,” “us” or “our”),

and

Lucky Lucko, Inc,, whose registered address is 2440 Sand Hill Road, Unit 101 Menlo Park CA 94025 (the “Customer,” “you,” or “your”).

I.	INTRODUCTION

This Agreement, together with all applicable annexes, exhibits, schedules, appendices and/or supplements contains the terms and conditions upon which G1 may, in its sole discretion, agree to provide certain Digital Asset services described herein to Customer. Each of G1 and Customer may be referred to as a “Party” and, together, as the “Parties” in this Agreement.

II.	DEFINITIONS

Capitalized terms used in this Agreement and all applicable annexes, exhibits, schedules, appendices and/or supplements and not defined therein have the meanings prescribed to them by this Agreement or Annex I.

III.	SERVICES

A.	Subject to the terms and conditions hereto, G1 may provide to Customer the service(s) that are selected below (the “Services”). By selecting the relevant Service(s) below, Customer agrees to incorporate into this Agreement the annex(es) (each, an “Annex”) corresponding to that Service, as identified below, which set forth additional terms and conditions upon which G1 may provide such Service(s):

☐	OTC and Platform Trading: The purchase and sale of Digital Assets negotiated with Customer or the purchase and sale of Digital Assets in Transactions effected through an electronic platform operated by G1 made available to Customer (Annex II);

☐	Customer Borrowing and Lending: The entry into Transactions pursuant to which Customer either borrows Digital Assets or Cash from G1 or lends Digital Assets or Cash to G1 (Annex III); and

☐	Staking: The delegation by Customer to G1 of the ministerial administration of the staking of certain Digital Assets owned by Customer (Annex VI).

B.	Subject to the terms and conditions hereto, including in particular the terms and conditions of the Margin Annex (Annex IV) (the “Margin Annex”), Customers may use margin in connection with the Services under this Agreement by selecting the Margin box below. By selecting the Margin box below, Customer agrees to incorporate into this Agreement the Margin Annex, which sets forth the terms and conditions upon which Customer may use margin in connection with the Services.

☐	Margin: The use of margin by Customers in connection with the Services (Annex IV).

C.	G1 may provide Customer with additional Services not described above by incorporating one or more additional Annexes into this Agreement, as agreed to between G1 and Customer, governing the provision of such Services.

D.	Customer acknowledges that G1 has absolute sole discretion as to whether or not to provide any of the Services in any particular case, provided that G1 will endeavor to give reasonable prior notice to Customer of any refusal or inability to provide any particular Service, where G1 is permitted to provide such notice in accordance with Applicable Law.

E.	Customer acknowledges and agrees that any obligation of G1 to make any payment or delivery hereunder shall be subject to the condition precedent that no Event of Default or termination event in respect of Customer has occurred under this Agreement or any other Contract.

IV.	CUSTOMER ACCOUNTS

A.	G1 shall open and maintain one or more Cash Accounts and one or more Digital Accounts in your name on our books and records to facilitate the provision of Services under this Agreement, including, among other things to the extent applicable, the margining, execution and settlement of Transactions (collectively, the “Customer Accounts”).

B.	G1 will hold the Cash credited to Customer’s Cash Accounts, segregated from any and all G1 proprietary assets, in omnibus custodial accounts in G1’s name for the benefit of its customers with one or more banks and will maintain books and records of Customer’s interest in such accounts.

C.	Galaxy may, from time to time, utilize its sole and absolute discretion, in performing certain Operational Services in connection with holding, processing and moving Customer’s Digital Assets or Cash in providing the Services. Without limiting the generality of the foregoing, G1 may hold some or all of the Digital Assets or Cash credited to Customer’s Accounts, segregated from any and all G1 proprietary assets, in omnibus custodial accounts in G1’s name for the benefit of its customers at one or more Digital Asset custodians (a “Custody Provider” and each, with respect to Customer’s Digital Assets held at such Custody Provider, the “Applicable Custody Provider”) or, in the case of Cash, in omnibus accounts in G1’s name for the benefit of its customers at one or more banks. G1 will maintain books and records of the amounts of Digital Assets held on Customer’s behalf in omnibus custodial accounts at the Custody Provider. G1 may charge Customer a fee for use of any custody solution, which G1 will disclose to Customer in advance. G1, in conjunction with providing Operational Services, may also hold some or all of the Digital Assets or Cash credited to Customer’s Account other than with a Custody Provider or bank, including but not limited to in a self-custodial wallet or bank account controlled by Galaxy or an Affiliate of Galaxy.

D.	Customer acknowledges and agrees that the terms of this Agreement in its entirety are subject to the provisions of any Applicable Custody Agreement. In the event of any conflict between any Applicable Custody Agreement and this Agreement, or in any scenario where any Applicable Custody Agreement covers scenarios not contemplated by this Agreement (such as forks or Airdrops), Customer acknowledges and agrees that the terms of such Applicable Custody Agreement shall prevail with respect to any conflicting terms and supplement this agreement with respect to any scenarios not contemplated herein.

E.	Customer further acknowledges and agrees that any Applicable Custody Provider is not an agent of G1, and that G1 has no authority to control the actions of the Applicable Custody Provider. G1 has sole discretion to choose the Applicable Custody Provider with which it will enter into the Applicable Custody Agreement. Customer agrees that the Indemnified Parties, as defined in Section XIV.A, will have no liability to Customer for any loss, claim or expense, including, but not limited to, reasonable attorneys’ fees and expenses, judgments, fines and settlements, related to (i) G1’s determination, at any point in time, whether or not to use a Custody Provider to hold Customer’s Digital Assets, (ii) if G1 chooses to use a Custody Provider, G1’s selection of such Custody Provider, or (iii) any actions taken (or failed to be taken) by a Custody Provider pursuant to a Custody Agreement.

F.	You agree to deposit and maintain Cash or Digital Assets in your Customer Accounts, as applicable, to meet your Obligations to us under any outstanding Transaction(s).

G.	At any point in time at which an Obligation is outstanding, G1 may, in its sole discretion, restrict Customer from withdrawing, encumbering or using assets in a Customer Account until the Obligation is satisfied.

H.	At any time and from time to time G1 will provide you Notification of the Digital Assets that are capable of being credited to the Digital Accounts, as determined in our sole discretion and subject to the terms and conditions of any Applicable Custody Agreement (the “Supported Digital Assets”).

I.	We may be required from time to time to transfer Cash or Digital Assets to you in order to meet our payment or transfer obligations to you in respect of any outstanding Transactions. You agree that our obligation to transfer Cash or Digital Assets to you shall be deemed satisfied by G1 crediting the Cash or Digital Assets to the Customer Accounts or, if Customer has opted into the Margin Annex, G1 crediting Margin equivalent to the Cash or Digital Assets required to be thus transferred in respect of such Transactions to Customer’s Margin Account.

J.	Subject to Section IV.F, Customer is permitted to withdraw, deal or otherwise dispose of the Cash and Digital Assets recorded as being held in the Customer Accounts provided that (i) immediately following such withdrawal, dealing or disposal the amount of Cash and Digital Assets held in the Customer Accounts will be equal to or exceed the Margin Requirement, if applicable because Customer has opted in to the Margin Annex, and (ii) such withdrawal, dealing or disposal is directed to an address or account in your name that is and remains whitelisted in accordance with our policies and procedures and, for Digital Assets, under the Custody Agreement. Where you make such request and it complies with the conditions of this Section, we agree to transfer such Cash or Digital Assets to your address or account as soon as reasonably practicable, subject to the terms and conditions of the Custody Agreement in the case of withdrawals, dealings or disposals of Digital Assets.

K.	Customer is permitted to deposit Cash and Digital Assets into the Customer Accounts. Subject to the terms and conditions of any applicable Annex, deposits will be available to Customer as soon as in reasonably practicable and, in the case of deposits of Digital Assets, subject to the terms and conditions of the Custody Agreement.

L.	Customer and G1 acknowledge and agree that (i) G1 is a “securities intermediary” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of New York (the “NYUCC”), and is acting in such capacity with respect to the Customer Accounts, (ii) each Customer Account is a “securities account” within the meaning of Article 8 of the NYUCC, with respect to which Customer is the “entitlement holder” within the meaning of Article 8 of the NYUCC, (iii) all property and assets held in or credited from time to time to each such Customer Account (including without limitation Digital Assets and Cash) will be treated as “financial assets” for purposes of Article 8 of the NYUCC, and (iv) G1’s “securities intermediary’s jurisdiction” within the meaning of Article 8 of the NYUCC is New York and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. This Agreement and the Annexes hereto set forth how G1 will satisfy its duties as a securities intermediary under Article 8.

M.	Except as expressly provided under this Agreement or any applicable Annex hereto, or as otherwise agreed between G1 and Customer, neither G1 nor any G1 Affiliate will sell, transfer, borrow, loan, rehypothecate or otherwise use the Cash or Digital Assets credited to Customer’s Accounts unless instructed by Customer.

V.	MARGIN MAINTENANCE

A.	If you have selected the Margin box in Section III.B, you shall, at all times, maintain Margin credited to the Customer Accounts as required by and in accordance with the Margin Annex. You understand and agree that your use of margin in connection with the Services is subject to the terms and conditions of the Margin Annex.

VI.	REPORTING AND NOTICES

A.	You understand and agree that, unless prohibited by Applicable Law or unless you and we otherwise agree, all reports (whether or not in respect of Transactions), written confirmations and statements of account will be sent to you by providing a Notification. Use of any means, methods or systems to communicate with us besides those specified in Section XX.C or in any applicable Annex is at your sole risk.

B.	Absent manifest error, all reports, written confirmations and statements of account rendered by us to you that are generated and calculated by us in our commercially reasonable discretion with respect to any fees or Transactions shall be conclusive and final unless you notify us in writing of your disagreement not later than three (3) Calendar Days following transmission to you. We are not bound by prices, valuations or Transactions reported in error on confirmations or statements, and may make any necessary corrections.

VII.	INSTRUCTIONS

A.	We shall be entitled to act for you upon any instruction given or purported to be given by you or any person authorized on your behalf without further inquiry as to the genuineness, authority or identity of the person giving or purporting to give such instructions (each such person duly authorized by you, an “Authorized Person”), provided such instruction is a Valid Instruction.

B.	We will act upon instructions (“Valid Instructions”) from an Authorized Person via the electronic means advised by us. We reserve the right to amend the form of Valid Instructions we deem acceptable by providing a Notification. We shall act in accordance with the Valid Instructions in a reasonable and proper manner, upon such timeframes as advised by us from time to time, and provided further that (i) the Valid Instructions shall continue in full force and effect until cancelled, superseded or expired and (ii) if any Valid Instructions are incomplete, unclear, ambiguous and/or in conflict with other Valid Instructions, as determined by G1 in its sole discretion, we will take no further action until any incompleteness, lack of clarity, ambiguity or conflict has been resolved to both Parties’ satisfaction.

C.	We may reject or decide, in our sole and absolute discretion, without any liability on our part, not to act on any Valid Instruction (i) based on our applicable policies and procedures, including the results of our transaction monitoring and screening procedures, (ii) where we reasonably doubt such Valid Instruction’s contents, authorization, origination or compliance with our policies and procedures or (iii) if in our opinion such Valid Instruction is outside the scope of our duties under this Agreement or is contrary to any Applicable Law or Applicable Rules.

D.	You are responsible for any Valid Instructions given to us or on which we are entitled to rely hereunder, whether or not properly authorized by you. We shall have no duty or responsibility to inquire into, make recommendations, or determine the suitability of any Valid Instructions or Transactions affecting the Customer Accounts. We may rely in the performance of our duties under this Agreement and without liability on our part, upon any Valid Instructions believed by us in good faith to be given by an Authorized Person and upon any notice, request, consent, certificate or other instrument believed by us in good faith to be genuine and to be signed or furnished by an Authorized Person.

E.	You expressly acknowledge and agree that the use of electronic communication systems to convey Valid Instructions does not eliminate the risk of error and fraudulent activities or security and privacy issues. You are responsible for maintaining adequate security and control of any and all passwords, private keys and any other codes that you use for the purpose of Transactions under this Agreement. In case of any actual or suspected security breach on your part or fraudulent use or loss of your password, private key or any other codes that you use for the purpose of Transactions under this Agreement, you shall immediately notify us.

VIII.	PAYMENTS

A.	Fees and Costs

(1)	Fees payable by Customer to G1 for each Service will be specified in this Agreement and/or in the GalaxyOne Pricing Schedule provided to you from time to time. For the avoidance of doubt, such fees will be deemed to be agreed between the Parties if G1 provides Customer with a Notification of such fees, and Customer continues to use the Services following receipt of the Notification. These fees may include, without limitation, G1’s reasonable costs (including tax costs specifically related to a Transaction) and any third-party fees G1 passes through to Customer, in each case in respect of the Services provided under this Agreement.

(2)	Where (i) Customer has consented to such a method of payment, or (ii) failed to make a payment that is due, G1 shall be entitled to debit or deduct from a Customer Account or apply assets credited thereto towards full or partial satisfaction of any payment due under this Agreement or any other Contract. In debiting or deducting or applying from a Customer Account, G1 shall, in the case of (i), debit, deduct or apply from the Customer Account in the order and manner agreed to with Customer, and in the case of (ii), first debit, deduct or apply Cash and, if all Cash has been so debited, deducted or applied from the Customer Account and a payment remains outstanding, then debit, deduct or apply Digital Assets. In the case of (ii), G1 may, in its sole discretion, determine the order in which different Cash assets and different Digital Assets in the Customer Account are so debited, deducted or applied.

(3)	Where we debit, deduct or apply Cash or Digital Assets from the Customer Accounts which is denominated in a Fiat Currency or Digital Asset different from that of your original payment or transfer obligation, we shall convert such amount of the Cash or Digital Assets as may be required to be debited, deducted or applied from the Customer Accounts into the Fiat Currency or Digital Asset of the original obligation in a commercially reasonable manner.

B.	Taxes

(1)	Except as otherwise expressly stated herein, Customer shall be fully responsible and liable for, and G1 shall have no liability, obligation or responsibility whatsoever for, the payment of any and all Taxes imposed on or payable by Customer or with respect to Customer’s Digital Assets or Cash and any related controversies, claims or disputes, losses or the accounting or reporting of income or other Taxes arising from or relating to any Transactions contemplated hereby. Customer shall file all Tax returns, reports and disclosures required by Applicable Law.

(2)	Each payment by Customer and all deliveries of collateral or Margin to G1 under this Agreement or any other Contract must be made, and the value of any collateral or Margin will be calculated, without withholding or deducting any Taxes. If any deduction or withholding of Taxes or other amount is required by Applicable Law to be made, Customer must pay in the same manner and at the same time such additional amounts as will result in receipt by G1, free from any liability in respect of any such deduction or withholding, of such amount as would have been received by it had no such deduction or withholding been required to be made. G1 is hereby authorized to withhold or deduct Taxes from any payment made hereunder or delivery (including crediting to the account of the Customer) and remit such Taxes to the relevant taxing authorities to the extent required by Applicable Law. No additional amount shall be paid by G1 with respect to any such withheld or deducted amount. With respect to any Taxes attributable to Customer that are required to be remitted by G1 to any Governmental Authority, G1 shall be authorized to debit or deduct the required amount from the Applicable Customer Assets pursuant to Section VIII.A.2 of this Agreement. In the event of any remaining Taxes required to be remitted by G1 in respect of the Customer to any Governmental Authority after taking into account any such debit or deduction, upon notice from G1 Customer shall promptly (and in no event later than five (5) Business Days) pay the required amounts to G1 for remittance to the relevant Governmental Authority.

(3)	Customer agrees that G1 may disclose any information with respect to the Applicable Customer Assets, Customer Accounts and Transactions required by any Applicable Law or any Governmental Authority.

C.	Default Interest Rate

If either Party does not pay a sum payable under or in connection with this Agreement or any other Contract when due, it must pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on, and including, its due date and ending on, and excluding, the date of its receipt, both before and after judgment, if obtained. Such interest amount will be calculated from time to time, and the Default Interest Rate shall be equal to a 15% interest rate penalty charge on the relevant unpaid sum. All interest payable under this Section which is not paid when due will be added to the overdue principal sum at the close of each month and will itself bear interest accordingly.

D.	Failed Payments and Payments Made in Error

In the event that a payment or delivery is made by Customer or G1 to the other Party hereunder and it proves to be the case that (i) the intended recipient Party did not actually receive the amount (a “Failed Payment”) or (ii) such amount was otherwise paid or delivered in error (whether such error was known or ought to have been known to such other Party) (a “Payment Made in Error”), then the Party (x) to whom that amount (or the proceeds of any related Transaction) was paid or delivered, in the case of a Payment Made in Error, or (y) who has failed to make an effective payment or delivery to the recipient, in the case of a Failed Payment, shall remain responsible for payment of the original obligation to the other Party, and shall, at the request of the other Party, hold such amount on trust or, to the extent not possible as matter of law, for the account of the other Party and on demand shall pay or refund the same amount to the other Party together with (in the case of a Failed Payment) interest on that amount, as applicable, pursuant to Section VIII.C.

Customer agrees to indemnify and hold harmless G1 and its Affiliates, and their respective directors, officers, agents, employees and permitted assigns from any loss, claim or expense, including, but not limited to, reasonable attorneys’ fees and expenses, judgments, fines and settlements, related to any Failed Payment or Payment Made in Error effected by the Custody Provider. Customer acknowledges and agree that any losses resulting from any Failed Payment or Payment Made in Error by the Custody Provider will be borne solely by Customer.

IX.	TERM AND TERMINATION

This Agreement may be terminated by either Party for any reason upon giving written notice to the other; provided, however, that no such termination will affect any other Contract or the security interest, ownership, set-off, netting and recoupment rights of G1 or any other Galaxy Entity granted hereunder, and this Agreement will remain in effect as to (i) any Transactions, including unsettled Transactions, or Obligations that remain outstanding, (ii) any Service provided where, with respect to such Service, there is an ongoing Acceptable Termination Delay and (iii) the Staking Annex, so long as there are any Immobilized Assets. Galaxy shall, within five (5) Business Days of receipt, or delivery, of written notice provided pursuant to this Section IX, initiate the process to unstake any Delegated Assets in accordance with the applicable Blockchain Protocols. Upon receipt, or delivery, of any written notice provided pursuant to this Section IX of the Agreement by Galaxy, Galaxy shall not be required thereafter to perform the Staking Services with respect to any of the Staking Account Assets.

X.	REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

A.	G1 represents, warrants, covenants and agrees to and for the benefit of Customer, as of the date hereof and on each date on which an Obligation is in existence or a Transaction or Contract is effected for Customer, that:

(1)	G1 is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. G1 has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions contemplated hereby. The execution and delivery by G1 of this Agreement, the performance by G1 of its obligations hereunder and the consummation by G1 of the Transactions contemplated hereby have been duly authorized by all requisite company action on the part of G1.

(2)	This Agreement has been duly executed and delivered by G1 and (assuming due authorization, execution and delivery by Customer), this Agreement constitutes a valid and legally binding obligation of G1, enforceable against G1 in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally.

(3)	Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, does or will conflict with, violate or constitute a default under any of G1’s organizational documents or any agreement, debt or other instrument to which G1 is a party or by which any of its assets or properties are bound.

(4)	Neither G1, nor any Person who controls G1 or any Person for whom G1 is acting as an agent or nominee, as applicable (1) is a Person on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time or is a Person with whom dealings are prohibited or limited under any economic or trade sanctions regimes maintained or enforced by the United States, the European Union, the United Kingdom, the Cayman Islands or the United Nations Security Council, (2) is a Foreign Shell Bank or (3) is located, organized or resident in, is any Governmental Authority of or whose subscription funds are transferred from a country, region or territory that is the subject or target of comprehensive territorial sanctions by the Governmental Authorities described in (1) (such countries, regions and territories at the time of this Agreement are the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea, and Syria). For the purposes of this Agreement, “Foreign Shell Bank” means a Foreign Bank without a Physical Presence in any country, but does not include a regulated Affiliate; “Foreign Bank” means an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; and “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

(5)	G1 represents (which representation will be deemed to be repeated by it at the time it enters into each Transaction with Customer under this Agreement) that it is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.

B.	Customer hereby represents, warrants, covenants and agrees to and for the benefit of G1, as of the date hereof and on each date on which an Obligation is in existence or a Transaction or Contract is effected for Customer, that:

(1)	Customer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or creation. Customer has all necessary power and authority to enter into this Agreement, to carry out its Obligations hereunder and to consummate the Transactions contemplated hereby. The execution and delivery by Customer of this Agreement, the performance by Customer of its Obligations hereunder and the consummation by Customer of the Transactions contemplated hereby have been duly authorized by all requisite company action on the part of Customer.

(2)	This Agreement has been duly executed and delivered by Customer and (assuming due authorization, execution and delivery by G1), this Agreement constitutes a valid and legally binding obligation of Customer, enforceable against Customer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally.

(3)	Neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby, does or will conflict with, violate or constitute a default under (i) any of Customer’s organizational documents, (ii) any statute, regulation, rule, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Customer is subject or by which any of its assets or properties are bound, or (iii) under any agreement, debt or other instrument to which Customer is a party or by which any of its assets or properties are bound.

(4)	Neither Customer, nor any Person who controls Customer or any Person for whom Customer is acting as an agent or nominee, as applicable (1) is a Person on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time or is a Person with whom dealings are prohibited or limited under any economic or trade sanctions regimes maintained or enforced by the United States, the European Union, the United Kingdom, the Cayman Islands or the United Nations Security Council, (2) is a Foreign Shell Bank or (3) is located, organized or resident in, is any Governmental Authority of or whose subscription funds are transferred from a country, region or territory that is the subject or target of comprehensive territorial sanctions by the Governmental Authorities described in (1) (such countries, regions and territories at the time of this Agreement are the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

(5)	Customer represents (which representation will be deemed to be repeated by it at the time it enters into each Transaction with G1 under this Agreement) that it is an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.

(6)	Customer is knowledgeable and experienced in connection with any Transactions (including the use of margin) that it enters into pursuant to this Agreement and has or will seek any requisite independent advice in respect of such Transactions. In particular, Customer has determined, based on its own independent review of this Agreement and each Contract, as well as of the Transactions contemplated hereby and thereby and such independent advice (investment, legal, regulatory, tax, accounting or otherwise), that this Agreement, the Contracts and the Transactions contemplated hereby and thereby are fit, proper and suitable for it and that it is capable of bearing any losses that may result from the Transactions.

XI.	CREDIT PROTECTION

A.	Customer hereby grants to G1 on behalf of itself and as agent for each other Galaxy Entity a first priority security interest in and right of set-off against all Collateral to secure the discharge of all Obligations of Customer to Galaxy and all other liabilities of Customer to Galaxy or any other Galaxy Entity under any Contract, whether now existing or hereafter arising (including any interest and fees that may accrue after the commencement by or against Customer of any bankruptcy, insolvency, reorganization or similar proceeding) and irrespective of whether or not Galaxy or such other Galaxy Entity has made advances in connection with such Collateral, and irrespective of the number of accounts Customer may have with Galaxy or any other Galaxy Entity including without limitation all losses, costs and expenses (including legal costs, costs of cover and costs of establishing or unwinding any hedges) incurred or sustained by them in connection with their exercise of remedies hereunder and under any other Contract. Galaxy, on behalf of itself and as agent for each other Galaxy Entity, hereby notifies each other Galaxy Entity of its security interest in the Collateral and, on behalf of itself and as agent for each other Galaxy Entity, hereby acknowledges such notice and consents to the security interest granted hereby. Customer acknowledges that Galaxy and its present and future Affiliates act as agents for each other in respect of the assets subject to the foregoing security interest and that Galaxy and each such Affiliate holds Control of such assets on behalf of each other and shall, and Galaxy hereby agrees to, comply with any entitlement orders or instructions originated by any of them with respect to any Collateral or distribute any value in respect of any Collateral at the direction of any of them, in each case without any further consent of Customer. Customer agrees that Galaxy and its Affiliates may enter into one or more intercompany control agreements among themselves to give further effect to the foregoing. As used herein, “Control” refers to “control” within the meaning of Sections 9-104 and 9-106 of the NYUCC and, with respect to controllable electronic records, Section 12-105 of the Uniform Commercial Code in each jurisdiction that has enacted Article 12 thereof. For the avoidance of doubt, under no circumstances shall any property pledged principally to secure Customer’s obligations to a Galaxy Entity under a given Contract with Customer be required to be applied or transferred to secure other obligations of Customer to a Galaxy Entity or to be released if such Galaxy Entity determines that subsequent to such transfer any Galaxy Entity would be undersecured with respect to any obligations of Customer (whether or not contingent or matured).

B.	Customer agrees that all Collateral delivered to G1 shall be free and clear of all other liens, claims and encumbrances (other than liens solely in favor of G1 or any other Galaxy Entity), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests, liens and encumbrances created under this Agreement and those solely in favor of G1 or any of the other Galaxy Entities. Customer must execute such documents and take such other action as G1 reasonably requests in order to evidence and to perfect (or maintain perfection or priority of) the security interest and other rights of G1, for its benefit and as agent of the other Galaxy Entities, with respect to any such Collateral. Customer must pay the fees for any filing, registration, recording or perfection of any security interest contemplated by this Agreement and pay, or cause to be paid, any and all applicable Taxes imposed on the Collateral by any Governmental Authority. In addition, Customer hereby appoints G1 as Customer’s attorney in fact to act on Customer’s behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to perfect (or maintain perfection of) the security interests created hereunder in, or to exercise and/or realize upon all rights in, the Collateral. Nothing in this Agreement providing for a security interest in any Collateral pledged in connection with a particular Contract or Obligation will affect any calculation of margin or right of G1 to require additional margin or other collateral to secure any other Contract or Obligation.

C.	Customer will notify G1 not less than 30 days prior to any change to the information provided by Customer.

D.	The security interest of G1, on behalf of itself and as agent for the other Galaxy Entities, in the Collateral will (i) remain in full force and effect until the payment and performance in full of all of Customer’s Obligations and all other obligations of Customer under any other Contract and termination of this Agreement by the Parties, (ii) be binding upon Customer, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by G1, for itself and as agent of the other Galaxy Entities, and its and their successors, transferees and assigns.

XII.	EVENTS OF DEFAULT

A.	In addition to any Events of Default provided for in any applicable Annex, “Event of Default” means:

The occurrence of any of the following in relation to you (without regard to whether or not the relevant event is continuing):

(1)	Customer or any Credit Support Provider fails to fulfill or discharge any payment or delivery obligation under any provision of this Agreement or any other Contract, in each case, on the due date thereof, provided however that, notwithstanding the foregoing, an Event of Default shall not occur under this clause if such payment or delivery is satisfied within one (1) Calendar Day following Notification from us of such failure to pay or deliver;

(2)	Customer or any Credit Support Provider fails to fulfill or discharge any obligation, other than the payment or delivery obligations set forth in Section XII.A.1, under this Agreement or any Credit Support Document, as applicable, and such failure is not remedied within one (1) Business Day following written notice from us of such failure to pay or deliver;

(3)	Customer breaches, repudiates or defaults under any provision of this Agreement or any other Contract and such failure is not remedied on the due date thereof;

(4)	any representation, warranty, covenant, agreement or statement by Customer or Credit Support Provider in this Agreement or in any document delivered under or in relation to this Agreement, any Contract or any Obligation proves to have been incorrect in any material respect when made or deemed repeated or, if it had been made on any later date by reference to the circumstances then existing, would have been incorrect in any material respect on that later date;

(5)	G1, in its reasonable opinion, determines that any security interest intended to be created by or pursuant to this Agreement or any other Contract is not in full force and effect or does not have the priority stated herein;

(6)	(i) Customer or any Credit Support Provider admits in writing its inability, or becomes generally unable, as determined by G1 in its sole and absolute discretion, to pay its debts as such debts become due, (ii) any step is taken or legal proceeding started by any Person seeking a levy of attachment against any property of Customer or against any Credit Support Provider and G1 believes, in its sole and absolute discretion, that such step or proceeding has a reasonable basis, (iii) a determination of the bankruptcy or insolvency of Customer or for the appointment of a receiver, administrator, trustee or similar Person is made in respect of Customer or in respect of any Credit Support Provider or of any or all of the revenues and assets of Customer or any Credit Support Provider, or (iv) the liquidation, winding up, administration, dissolution or reorganization of Customer or any Credit Support Provider, or (v) the merger of Customer or any Credit Support Provider with or into any other Person(s);

(7)	Customer’s investment manager or other trading advisor on the date hereof ceases to act as such, which in either case G1 determines in its sole discretion to be material to the activities of Customer or to G1’s view of the credit risk of the relationship with Customer;

(8)	An event of default, a termination event, an additional termination event or other similar event occurs in relation to any Credit Support Provider under any agreement where such Credit Support Provider is a party;

(9)	your CEO, CFO or CRO or the CEO, CFO or CRO of any Credit Support Provider admit to us or any other person that you are unable to, or intend not to, perform any particular Obligation or all of your Obligations under this Agreement or any obligations under any other Contract;

(10)	you or any Credit Support Provider breach any law, statute, rule or regulation to which it is subject or any provision of its articles of incorporation or organization, bylaws, constitution, partnership agreement or prospectus and we reasonably, in our sole discretion, determine that such event has had, or will have, a materially adverse effect on your ability to perform your Obligations under this Agreement;

(11)	you have engaged in or intend to engage in any form of market misconduct or market manipulation with respect to any Transaction or series of Transactions, as determined by G1 in its sole discretion;

(12)	the expiration or termination of a Credit Support Document or the ceasing of the Credit Support Document to be in full force and effect for the purpose of this Agreement prior to the satisfaction of all Obligations under this Agreement to which such Credit Support Document relates without our written consent;

(13)	you or a Credit Support Provider disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of a Credit Support Document;

(14)	if, after a request provided by Notification from G1 to Customer for adequate assurances of future performance made as a result of a change, or reports of a change, in your circumstances that G1 reasonably believes, in good faith and in its sole discretion, affects your ability to perform your Obligations or to conduct business in your ordinary course, you fail to provide G1 with such adequate assurances within 24 hours of such request;

(15)	your Total Equity as of the last Business Day of any calendar month declines by 25% or more from your Total Equity as of the last Business Day of the immediately preceding calendar month; (ii) your Total Equity as of the last Business Day of any calendar month declines by 35% or more from your Total Equity as of the last Business Day of the third calendar month immediately preceding such day; or (iii) your Total Equity declines by 45% or more from your Total Equity as of the last Business Day of any calendar month in the immediately preceding calendar year;

(16)	your Total Equity at the end of any calendar month is valued at a level less than the greater of (i) 50% of your Total Equity as of the Effective Date, or (ii) 50% of the highest month-end of the Total Equity achieved by you during the term of this Agreement; or

(17)	you fail to deliver any information or documents required by Section XVII of this Agreement or any other required documents specified in this Agreement, on or before the required delivery date specified hereto, and such failure is not remedied within one (1) Business Day following notice from G1 of such failure.

B.	Customer must notify G1 immediately in writing if any Events of Default occurs (or if any event occurs that with the passage of time or the giving of notice would become an Event of Default).

XIII.	REMEDIES

A.	At any time on or after the occurrence of an Event of Default, G1 and each other Galaxy Entity shall have all of the rights and remedies available to a secured creditor under the NYUCC (whether or not in effect in the jurisdiction where such rights are exercised) and any other Applicable Law with respect to the Collateral. In addition, G1 and each other Galaxy Entity may, at any time on or after the occurrence of an Event of Default, (i) net, set off or recoup any and all of the obligations of G1 or any other Galaxy Entity to Customer (whether matured or unmatured, fixed or contingent, liquidated or unliquidated) against any and all Obligations of Customer then due to G1 or obligations of Customer to G1 or any other Galaxy Entity under any other Contract, and (ii) foreclose on, liquidate, sell or collect on any Collateral and apply the proceeds thereof to satisfy any and all Obligations of Customer to G1 or obligations of Customer to G1 or any other Galaxy Entity under any other Contract. Customer hereby agrees that the fulfilment of the obligations of G1 and each other Galaxy Entity to Customer under any Contract are contingent upon there being no breach, repudiation, misrepresentation or default (however characterized) by Customer which has occurred and is continuing under this Agreement or any other Contract. Without limitation of the foregoing, G1 may instruct any Galaxy Entity not to make any payment to Customer of any amount that would otherwise be payable by that Galaxy Entity to Customer, including, without limitation, any payment due to Customer upon the termination, acceleration, liquidation and close-out of any Contract between Customer and that Galaxy Entity, until all obligations of Customer to the Galaxy Entities have been satisfied.

B.	Without limiting the generality of the foregoing, at any time on or after the occurrence of an Event of Default, whether or not that Event of Default constitutes an event of default or termination event under the relevant Contract, G1 may, in whole or, to the extent permitted by Applicable Law, in part, without further notice to Customer, take any action or step that will entitle G1 to terminate, accelerate, liquidate, declare a default, termination event or other similar event under, any Contracts and exercise any right under any security relating to any Contract and any right to close-out, net or set off payments which may arise under any Contract or under Applicable Law; execute offsetting transactions; cancel any outstanding orders for the purchase or sale or borrowing or lending of any Digital Assets or other property; sell any or all of the Collateral (either individually or jointly with others), or buy any Digital Assets, commodities or other property of which G1 or Customer may be short, after which Customer will remain liable for any remaining deficiency, loss, costs or expenses incurred or sustained by G1 in connection therewith; provided, however, that the termination provided in this Section will occur automatically upon the occurrence of an Event of Default described in Section XII.A.6, and as of the time immediately preceding the events described in such Section, to the extent that the relevant event is governed by a system of law that does not permit termination to take place after the occurrence of such Event of Default. Such sale, purchase or cancellation may be made at G1’s sole and absolute discretion on the platform where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without any Notification or other notice of the time or place of sale to Customer, Authorized Persons or to the personal representatives of Customer, and without prior tender, demand or call of any kind upon Customer, Authorized Persons, or upon the personal representatives of Customer, all of which are expressly waived. G1 may purchase the whole or any part thereof free from any right of redemption, and Customer will remain liable for any deficiency. If less than all of Customer’s Digital Assets or other property or Transactions are to be bought, sold or closed out, G1 may in its sole and absolute discretion and subject to Section VIII.A.2, if applicable, select which Digital Assets or other property or Transactions are to be bought, sold or closed out. These provisions are exclusively for the benefit and protection of G1, and Customer agrees that G1 has no obligation to Customer to take any action permitted hereunder. Customer explicitly waives any rights to challenge or dispute any of G1’s rights hereunder. Customer further acknowledges and agrees that G1 may liquidate any of Customer’s Collateral, including Digital Assets, without regard to whether Customer would recognize a gain or loss on such sale or would recognize a greater or lesser gain or loss if different Collateral were sold. Customer understands that the value of Digital Assets may rise or fall quickly, and G1 has no obligation to liquidate Customer’s Digital Assets at a time or in a manner that provides the best price for Customer. You acknowledge and agree that the Applicable Customer Assets and any other Collateral consisting of Digital Assets are of a type customarily sold on a recognized market, subject to standard price quotations and may decline speedily in value.

C.	For the purposes of this Section XIII, all sums not denominated in U.S. Dollars will be converted into U.S. Dollars at the rate that G1 determines in its sole discretion.

XIV.	INDEMNIFICATION AND LIMITATION OF LIABILITY

A.	Customer hereby agrees to indemnify and hold G1, each of G1’s Affiliates, and their respective directors, officers, agents, employees and permitted assigns (the “Indemnified Parties”), harmless from any loss, claim or expense, including, but not limited to, reasonable attorneys’ fees and expenses, judgments, fines and settlements, when and as incurred by the Indemnified Parties in connection with (i) the Indemnified Parties acting or declining to act in any capacity under this Agreement for Customer (including as a withholding agent under applicable tax law); or (ii) resulting from or arising out of or related to statements made or omitted by Customer in its offering documents; or (iii) any action taken or not taken by Customer; or (iv) any action taken or not taken by the Indemnified Parties in accordance with this Agreement, including, without limitation, any action taken by G1 pursuant to the rights set forth in Section XIII above; or (v) pursuant to orders or instructions received by any Indemnified Party from Customer or persons reasonably believed to be Authorized Persons, and to fully reimburse the Indemnified Parties for any reasonable legal or other expenses (including the cost of any investigation and preparation) when and as incurred by the Indemnified Parties in connection with any claim, action, proceeding or investigation arising out of or in connection with this Agreement or any Transactions or any other Contracts or any activities of the Indemnified Parties in connection with this Agreement.

B.	In case of the sale of any Digital Asset, commodity or other property by G1 at the discretion of Customer and G1’s inability to deliver the same to the purchaser by reason of failure of Customer to supply G1 therewith, Customer hereby authorizes G1 to borrow or purchase any such Digital Asset, commodity or other property necessary to make delivery thereof. Customer hereby agrees to be responsible for any loss which G1 may sustain thereby and any premiums which G1 may be required to pay thereon, and for any loss which G1 may sustain in connection with this delivery obligation.

C.	Customer consents to G1’s use of automated systems, its own or others, or service bureaus in conjunction with this Agreement, including, but not limited to, automated order entry and execution; recordkeeping, reporting and account reconciliation; and risk management systems (collectively, “Automated Systems”). Customer understands that the use of Automated Systems entails risks, including, but not limited to, interruption of service, system or communications failure, cyber security events, delays in service, and errors in the design, implementation or functioning of such Automated Systems (collectively a “System Failure”), that could cause substantial damage, expense or liability to Customer. G1 MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE SELECTION, DESIGN, FUNCTIONALITY, OPERATION, TITLE OR NONINFRINGEMENT OF ANY AUTOMATED SYSTEM, AND MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, G1 EXPRESSLY DISCLAIMS ANY REPRESENTATION (I) THAT ANY AUTOMATED SYSTEM WILL OPERATE UNINTERRUPTED OR BE ERROR-FREE AND (II) OTHERWISE WITH RESPECT TO THE CORRECTNESS, QUALITY, ACCURACY, COMPLETENESS RELIABILITY, PERFORMANCE, TIMELINESS, CONTINUED AVAILABILITY OF ANY AUTOMATED SYSTEM.

D.	G1 will not be held liable for any acts or omissions of any third party, including but not limited to the Custody Provider. G1 will not be held liable for any loss, liability, claim, damage or expense resulting, either directly or indirectly, from a system which is owned by Customer or leased from a third party with or without the knowledge or assistance of G1 or in connection with G1’s use of Automated Systems. All Transactions effected with a third party for Customer will be for the account of Customer and G1 will not have any responsibility to Customer or any third party with respect thereto. As between G1 and Customer, any loss resulting from any action taken or not taken by a third party or its agent with respect to Customer or its accounts (including, without limitation, the insolvency of any such party or the failure of any such party to fulfill its settlement obligations), will be borne solely by Customer. Customer hereby agrees that it is responsible and liable to G1 for all costs, losses, claims or expenses (including reasonable attorney’s fees) arising out of Customer’s orders with a third party or any act or omission by a third party.

E.	Notwithstanding anything to the contrary in the foregoing, other than for Losses from Galaxy’s Gross Negligence or Willful Misconduct, in no event shall the Indemnified Parties’ total aggregate liability to Customer arising out of or relating to Customer’s Digital Assets that are not held with a Custody Provider exceed USD 250,000,000 in the aggregate, including, without limitation, Losses that arise, on an aggregate Customer basis, from interruption of service, system or communications failure, cyber security events, delays in service, and errors in the design, implementation or functioning of any technology or systems used in connection with activity conducted by Galaxy. This limitation applies irrespective of the number of incidents, claims, or Customers affected, and shall constitute the maximum cumulative liability of the Indemnified Parties for all claims of every kind and nature.

XV.	SUCCESSORS AND ASSIGNS

A.	This Agreement will be binding on and inure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns. Customer may not assign or delegate its rights or obligations hereunder without the prior written consent of G1, which may be withheld in G1’s sole discretion.

B.	In the event that G1 transfers or assigns any loan, margin loan or any other extension of credit pursuant to this Agreement, G1 will notify Customer of such transfer or assignment and provide Customer the name and address of the transferee or assignee.

XVI.	CONFIDENTIALITY

A.	For purposes of this Agreement and any Transaction entered into in connection with this Agreement, “Confidential Information” means any and all information and material (whether oral, written, electronic or otherwise) disclosed or otherwise made available by a Party hereto (such Party, the “Disclosing Party”) or any of its Representatives (as defined below) to the other Party (such Party, the “Receiving Party”) or any of its Representatives during the term of this Agreement, together with all notes, analyses, compilations, studies, interpretations or other material that contain, reflect or are based in whole or part on any such Confidential Information. In addition, Confidential Information shall include (x) the fact that the Parties have executed this Agreement, (y) all of the terms and conditions of the Agreement (including any financial terms and conditions), or other facts with respect to the Services or a Party’s performance hereunder.

B.	Without the prior written consent of Disclosing Party, Receiving Party shall keep, and shall direct its Representatives to keep, all Confidential Information confidential and shall not disclose, and shall direct its Representatives not to disclose, any Confidential Information to any Person, other than to Receiving Party’s Representatives who need to know such Confidential Information for the purpose of assisting Receiving Party in connection with fulfilling its obligations under this Agreement. For this purpose, Confidential Information does not include information which (i) was, is or becomes generally available to the public other than as a result of disclosure by the Receiving Party or its Representatives in violation of this Section, (ii) was, is or becomes known or made available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party or its Representatives), provided that such source is not, to the actual knowledge of the Receiving Party or its Representatives, itself bound by a legal or contractual duty of confidentiality or otherwise prohibited from disclosing such information to the Receiving Party, (iii) is or was in the Receiving Party’s or its Representatives’ possession (on a non-confidential basis) prior to the time of disclosure to Receiving Party by Disclosing Party (provided that such information was not obtained from a source actually known by Receiving Party to be prohibited from disclosing such information to Receiving Party by any legal or contractual obligation of confidentiality) or (iv) is or was independently developed or acquired by Receiving Party or any of its Representatives without use of or reference to any Confidential Information. For purposes of this Section, the term “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors (including financial advisors, attorneys and accountants) and representatives; provided that, in the case of Receiving Party, “Representatives” shall only include such Persons to the extent they actually receive Confidential Information from or on behalf of the Receiving Party.

C.	Notwithstanding any provision herein to the contrary, the Receiving Party may disclose Confidential Information to the extent requested or expressly compelled by Applicable Law (including, without limitation, the rules of any stock exchange or other regulatory or self-regulatory body) or order issued by any administrative, governmental, regulatory or judicial authority (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) with competent jurisdiction over the Receiving Party or its Representatives. If Receiving Party or any of its Representatives are requested or required to disclose any Confidential Information, then (to the extent reasonably practicable and permissible) Receiving Party shall provide Disclosing Party with reasonably prompt written notice of such request or requirement, so that Disclosing Party may, at its sole cost and expense, seek an appropriate protective order or other remedy or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or Disclosing Party waives compliance, in whole or in part, with the terms of this Agreement, Receiving Party or its Representatives, as the case may be, shall be free to disclose that portion of the Confidential Information that is legally requested or required to be disclosed. Notwithstanding the foregoing, no such notice shall be required in the case of a routine proceeding involving general requests of Receiving Party or its Representatives by bank, securities, tax, regulatory, professional or similar authorities with jurisdiction over Receiving Party or its Representatives, as applicable (which may include any bank regulator or public accounting oversight body), or in response to any request by such Persons; provided that the proceeding or request is not specifically targeted at the Disclosing Party or the Confidential Information.

D.	Upon the termination or expiration of this Agreement and a Disclosing Party’s request, the Receiving Party will return or destroy such Confidential Information without maintaining a copy of such Confidential Information, except that the Parties (i) may retain copies of Confidential Information in accordance with bona fide internal document retention policies and procedures or other bona fide policies and procedures implemented to comply with legal and regulatory requirements; and (ii) shall not be obligated to delete or erase any Confidential Information contained in an archival computer system backup that cannot be accessed by end users or expunged without considerable effort. Any Confidential Information that is not returned or destroyed shall remain confidential in accordance with the terms and conditions of this Agreement.

E.	Where you are incorporated within the European Economic Area or the United Kingdom, we will observe the requirements of the Data Protection Act 1998 (as amended and supplemented) and the EU General Data Protection Regulation (as amended, supplemented and superseded) in the performance of our obligations under this Agreement and will comply with any reasonable request made or direction given by you, which is directly due to the requirements of the relevant data protection legislation. The personal data we hold in relation to you may include, without limitation, identification information, contact information and financial information. For further information on our privacy policy, please see our website.

XVII.	PROVISION OF INFORMATION

A.	You agree to provide us, as soon as reasonably practicable following a request, with any information which we may reasonably require from time to time and to update that information as required by us from time to time, to enable G1 to continue providing you with the Services in accordance with this Agreement, to effectively control and monitor its risk under this Agreement and any Contract or Transaction hereunder, or to comply with any Applicable Law, including, without limitation, any audited and unaudited financial account and statements, and any regulatory requirements or inquiries.

B.	As soon as practicable after the execution of this Agreement, and within 120 calendar days after the end of each fiscal year while any Obligations are outstanding under this Agreement, you shall provide G1 with your annual report containing audited consolidated financial statements, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which you are organized. If no audited financials are available, you will provide G1 with your unaudited annual report, prepared in accordance with generally accepted accounting principles in the country in which you are organized. You shall also provide G1 a copy of monthly statements that include a statement of your Total Equity, prepared in accordance with generally accepted accounting principles in the country in which you are organized, within five (5) Business Days after the end of each calendar month.

C.	Customer must, upon reasonable demand by G1, promptly deliver to G1 any form, document, tax receipt or other documentation or information (including an applicable Internal Revenue Service Form W-9 or W-8) that G1 may reasonably request relating to taxation or revenue collection, including for purposes of reducing or eliminating withholding tax on payments made to Customer under this Agreement or any other Contract. Without prejudice to any of the foregoing provisions, G1 will not be liable to Customer or any third party for any Taxes levied against Customer or G1 as Customer’s agent, whether these result from the inaccurate completion of forms or documents by Customer or any other Person, other than G1, or as a result of the provision to G1 or any third party of inaccurate or misleading information (or information which was accurate at the time of its provision but subsequently becomes inaccurate) or the withholding of material information by Customer or any other person, or as a result of any delay by any revenue authority or any other matter beyond the control of G1.

XVIII.	NOT AN ADVISOR OR FIDUCIARY

Customer acknowledges and agrees that it will not receive, and has not received, any advice (investment, legal, regulatory, tax, accounting or otherwise) from G1 in connection with this Agreement or any other Contract or any Transaction, and no communication will be construed as such advice. Notwithstanding any of its rights and duties under this Agreement, nothing in this Agreement makes G1 a manager or advisor in respect of any Digital Assets, securities, cash or other assets, and G1 is not required to abide by any particular investment objectives, policies, guidelines or restrictions of Customer. G1 will not be subject to any fiduciary duties towards Customer and will not incur any duty of disclosure towards Customer or be subject to any restriction in dealing for G1’s own account or that of its customers by reason of any services provided to Customer pursuant to this Agreement. Any monitoring of positions, Margin, leverage or risk in respect of Customer will be conducted by G1 for its own purpose and not for, or for the benefit of, any other Person, except as expressly agreed in writing to the contrary or as necessary to determine amounts owed by Customer to G1 for purposes of settlement or Margin.

XIX.	DISCLOSURES

A.	Risk Disclosure

G1 hereby notifies Customer, and Customer hereby acknowledges, that:

(1)	Digital Assets are not legal tender, are not backed by any government, and are not subject to protections afforded by the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation;

(2)	Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange and value of Digital Assets;

(3)	Transactions in Digital Assets may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable;

(4)	Some Digital Asset transactions shall be deemed to be made when recorded on a public ledger, which is not necessarily the date or time that Customer initiates the transaction;

(5)	The value of Digital Assets may be derived from the continued willingness of market participants to exchange Fiat Currency for Digital Assets, which may result in the potential for permanent and total loss of value of a particular Digital Asset should the market for that Digital Asset disappear;

(6)	There is no assurance that a Person who accepts a Digital Asset as payment today will continue to do so in the future;

(7)	The volatility and unpredictability of the price of Digital Assets relative to Fiat Currency may result in significant loss over a short period of time;

(8)	The nature of Digital Assets may lead to an increased risk of fraud or cyber-attack;

(9)	The nature of Digital Assets means that any technological difficulties experienced by G1 or the Custody Provider may prevent the access or use of Customer’s Digital Assets; and

(10)	Any bond or trust account maintained by G1 for the benefit of its customers may not be sufficient to cover all losses incurred by customers.

B.	Disclosure Relating to Potential Conflicts of Interest

G1 and its Affiliates have interests that may differ from, and conflict with, Customer’s interests. As a result of these conflicts, G1 may have an incentive to favor its own interests and the interests of its Affiliates over Customer. G1 shall mitigate potential conflicts to the extent it deems appropriate in its sole discretion, but there is no guarantee that G1 will be successful in identifying or fully mitigating those conflicts as they may arise. This disclosure does not provide an exhaustive list of the potential conflicts of interest that may arise between G1 and Customer.

C.	Disclosure Relating to Platform Trading and OTC Trading

Through Platform Trading or OTC Trading, G1 may show bids and offers that are provided by one of G1’s proprietary trading Affiliates. Accordingly, G1 may fill a Customer Transaction where the other side of such Transaction involves a G1 proprietary trading Affiliate. The G1 proprietary trading Affiliate, in turn, is likely to immediately hedge the Customer Transaction and may do so at a price that favors the G1 proprietary trading Affiliate.

XX.	MISCELLANEOUS

A.	Waivers

No failure to exercise and no delay in exercising any right, remedy or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity.

B.	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement, nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction will in any way be affected or impaired thereby.

C.	Notices

Any notices, consents or other communications required or permitted to be sent or given hereunder by either of the Parties, other than Notifications, must in every case be in writing and will be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (iii) delivered by a recognized overnight courier service or (iv) sent via email, to the Parties, at the addresses as set forth below or at such other addresses as may be furnished in writing.

If to G1, to:

GalaxyOne Prime LLC

300 Vesey Street, 13th Floor

New York, NY 10282

Attention: Legal & Compliance

Email: legal-compliance@G1.com

If to Customer, to:

Lucky Lucko, Inc.

2440 Sand Hill Road, Unit 101

Menlo Park, CA 94025

Attention: Carol Nguyen

Email: carol@useefficiency.com

Date of service of such notice will be (w) the date such notice is personally delivered or sent by email, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, or (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier.

D.	Modification of Agreement

Customer agrees that G1 may modify the terms of this Agreement from time to time upon Notification. If the modifications are unacceptable, Customer agrees to notify G1 in writing within 30 days of the receipt of such Notification. G1 may then terminate this Agreement, after which Customer agrees to remain liable to G1 for all existing liabilities or Obligations. Customer further agrees that all Transactions and Contracts entered into after such Notification will be subject to the modifications. Under no circumstances may a modification be made by Customer without G1’s written consent.

E.	Use of the G1 Platform

G1 may provide certain Services to Customer using the G1 Platform. Customer acknowledges and agrees that Customer’s use of the G1 Platform is subject to its terms and conditions, and that Galaxy, in its sole discretion, may modify said terms and conditions from time to time upon notification to Customer via the G1 Platform.

F.	Descriptive Headings

Descriptive headings and section numbers are for guidance and convenience only and shall not affect the interpretation of this Agreement.

G.	Entire Agreement

This Agreement, together with all applicable Annexes, exhibits, schedules, appendices, supplements and/or all other documentation and agreements entered into or delivered in connection herewith, as applicable, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understanding and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto. Except to the extent otherwise specifically provided in any other agreement between G1 and Customer, if there is any conflict or inconsistency between this Agreement and any other such agreement, the terms of this Agreement will prevail.

H.	Conflicts with Annexes

If the terms in this Agreement are inconsistent with those in any applicable Annex, the terms in the applicable Annex shall prevail.

I.	Counterparts

This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be an original, but all such counterparts taken together will constitute one and the same instrument. Transmission by telecopy, email or other form of electronic transmission of an executed counterpart of this Agreement will be deemed to constitute due and sufficient delivery of such counterpart.

XXI.	GOVERNING LAW

This Agreement, its enforcement, any Contract, and all matters arising out of, incidental to, or relating in any way whatsoever to this Agreement or any other Contract (whether in contract, tort or otherwise), will be construed in accordance with, and will be governed by, the law of the State of New York (without reference to any choice of law doctrine that would result in the application of the laws of any other jurisdiction).

XXII.	FORCE MAJEURE

G1 shall not be liable for any loss, liability, claim, damage, expense, delay, suspension of operations, whether temporary or permanent, failure in performance or interruption of service which results directly or indirectly from a Force Majeure Event. In the event that any communications network, data processing system, or computer system that G1 or Customer uses or relies on, including but not limited to Digital Asset networks or software protocols that govern their operation, whether G1 owns it or not, is rendered inoperable in whole or in part, whether temporary or permanent, or is subject to delay or error, except if caused by the gross negligence or willful misconduct of G1, G1 will not be liable to Customer for any loss, liability, claim, damage, expense delay, suspension of operations, whether temporary or permanent, failure in performance or interruption of service resulting, either directly or indirectly, therefrom.

XXIII.	ARBITRATION

Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof must be settled solely and exclusively by binding arbitration in the State of New York or in another mutually agreeable location and administered by JAMS. Such arbitration must be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: (a) one arbitrator will be chosen by JAMS; (b) each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such Party. Each Party must bear its own attorneys’ fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator will be final and conclusive. All such controversies, claims or disputes must be settled in this manner in lieu of any action at law or equity. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE THEN EACH PARTY, (i) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES, AND (ii) SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK, AND EACH PARTY AGREES NOT TO INSTITUTE ANY SUCH ACTION OR PROCEEDING IN ANY OTHER COURT IN ANY OTHER JURISDICTION. Each Party irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in the courts referred to in this Section.

[Signature Page Follows]

IN WITNESS WHEREOF, G1 and Customer have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth below.

GalaxyOne Prime LLC		Lucky Lucko, Inc.

By:	/s/ Jason Urban	By:	/s/ Carol Nguyen
Name:	Jason Urban	Name:	Carol Nguyen
Title:	Head of Galaxy Digital Trading	Title:	CEO and Founder

ANNEX I

DEFINITIONS

A.	The following terms as used herein have the following meanings.

“Acceptable Termination Delay” means with respect to the Staking Services, not all of the Staking Account Assets that were Delegated Digital Assets at the time of the receipt, or delivery, by Galaxy of written notice to terminate this Agreement provided pursuant to Section IX have been completely unstaked in accordance with the rules of the applicable Blockchain Protocol.

“Affiliate” means, in relation to any Person, any existing or future entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person or any entity directly or indirectly under common control with such Person, including, without limitation, subsidiaries and joint ventures. For this purpose, “control” of any Person means ownership of a majority of the voting power of the Person.

“Airdrop” means a distribution of a new Digital Asset(s) resulting from the ownership of a pre-existing Digital Asset.

“Applicable Custody Agreement” means, with respect to any of Customer’s Digital Assets held at a given point in time with a specific Custody Provider, the Custody Agreement of that Custody Provider. For the avoidance of doubt, if any of Customer’s Digital Assets are not held with a Custody Provider at a given point in time, there is no Applicable Custody Agreement for those Customer Digital Assets at that point in time.

“Applicable Customer Assets” means all of Customer’s right, title and interest in, to, or under (i) a Customer Account; and (ii) any Cash, Digital Assets, and other financial assets which may from time to time be credited, held or carried in a Customer Account, or that is due to Customer from, or that is delivered to or in the possession or control of, G1 or any of G1’s agents, and all security entitlements with respect to any of the foregoing; (iii) any Contract or Transaction (including without limitation any amounts payable by G1 to Customer upon the termination, acceleration, liquidation or close-out of such Contract, after giving effect to any netting, offset or recoupment thereunder); and (iv) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, and any substitutions for any of the foregoing and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising (together with the accounts in which such property and financial assets are held).

“Applicable Law” means each of the following, including any updates thereto throughout the term of this Agreement, to the extent applicable: any and all applicable supranational, national, state, provincial or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or determinations of (or agreements with) and mandatory written direction from, any Governmental Authority or other regulatory authority, including export laws, sanctions, regulations and all federal and state statutes or regulations relating to banking, stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices, anti-corruption, trade compliance, anti-money laundering, terrorist financing, know your customer, securities, commodities, derivatives, other financial products or services, privacy or data security and, in relation to the terms or operation of a Transaction, the mandatory rules and procedures affecting such Transaction that are specified or imposed by an exchange or the Custody Provider, where applicable.

“Applicable Rules” means the rules, guidance, market practice or codes of conduct of an applicable exchange, trading system, organized market, clearing house, settlement system or execution forum.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Calendar Day” means every calendar day of the year.

“Cash” means U.S. Dollars and/or such other Fiat Currency as G1 may agree with you in writing from time to time.

“Cash Account” means any Cash account established on our books and records in your name pursuant to this Agreement.

“Collateral” means all of Customer’s right, title and interest in, to and under (i) any Cash, Digital Assets, and other financial assets or property, including without limitation controllable electronic records, controllable accounts, controllable payment intangibles, transferable records, and general intangibles, which may from time to time be credited to or held or carried in an account of Customer with any Galaxy Entity (including without limitation a Customer Account), whether under the same or a different account number, or that is held by any Galaxy Entity on behalf of or is due to Customer from, or that is delivered to or in the possession or control of, any Galaxy Entity or any agent therefor, all renewals and replacements thereof and all security entitlements with respect to any of the foregoing; (ii) any Digital Asset now or in the future issued with respect to any of the assets described in clause (i) as a result of a fork, airdrop or other event that results in the holders of Digital Assets receiving additional or replacement Digital Assets (whether or not such other Digital Asset is held in, on deposit in or otherwise credited or allocated to an account of Customer with a Galaxy Entity), (iii) all rights to receive delivery of or withdraw any Cash, Digital Assets or other property from any account described in clause (i), all rights against any Galaxy Entity with respect to any such account or any of the foregoing Cash, Digital Assets or other property and the proceeds thereof; (iv) any Contract or Transaction (including without limitation any amounts payable by any Galaxy Entity to Customer upon the termination, acceleration, liquidation or close-out of such Contract or Transaction, after giving effect to any netting, offset or recoupment thereunder); and (v) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all accounts, general intangibles, payment intangibles, money, instruments, goods, transferable records, controllable accounts, controllable payment intangibles or controllable electronic records consisting of, relating to or arising from or relating to all or any part of the foregoing and all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, and any substitutions for any of the foregoing and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising and wherever located (together with the accounts in which such financial assets and other property are held).

“Contract” means this Agreement and any Transaction hereunder, as well as any written or oral contract for the purchase or sale of any Digital Asset, any lending or borrowing agreement or transaction, any repurchase or reverse repurchase agreement, any margin lending or other agreement relating to extensions of credit, any guarantee or other Credit Support Document related to any of the foregoing and any other agreement, contract, instrument or document of any kind or nature, whether or not similar to any of the foregoing, as to which, in each case, Customer is a party, has any obligations or holds any rights, and G1 or its Affiliates is a party, has any obligations or holds any rights, including, without limitation, payment and delivery obligations, obligations relating to the extension of credit or to pay damages (including costs of cover) and payment of legal and other expenses incurred in connection with the enforcement of Contracts.

“Custody Agreement” means the bilateral agreement or agreements that G1 has entered into with a Custody Provider to hold Customer’s Digital Assets under this Agreement.

“Credit Support Document” means, as to Customer, any guarantee, hypothecation agreement, margin or security agreement or other document containing an obligation of a third party (the “Credit Support Provider”), or of Customer, in favor of any Galaxy Entity supporting any obligations of Customer under this Agreement or any other Contract.

“Default Interest Rate” means such rate as is defined in this Agreement and which may be updated from time to time in our sole discretion.

“Delegated Assets” has the meaning set forth in Section I of the Staking Annex.

“Digital Accounts” means any account established on our books and records in your name pursuant to this Agreement relating to Digital Assets.

“Digital Asset” means a digital asset (also called a “cryptocurrency”, “virtual currency”, “digital currency” or “digital commodity”), which is based on cryptographic protocol of a computer network that may be (i) centralized or decentralized, (ii) closed or open-source, and/or (iii) used as a medium of exchange and/or store of value.

“Fiat Currency” means any government-issued currency that is designated as legal tender in its country of issuance through government decree, regulation, or law.

“Force Majeure Event” means any failure, interruption or delay in the provision of Services or the performance of obligations under this this Agreement or any Credit Support Document resulting from any acts, events or circumstances not within our reasonable control including, without limitation, changes in the functioning or features of the Digital Assets or the software protocols that govern their operation; sabotage, attacks on or fraudulent manipulation of the protocols or network that govern Digital Assets; changes in Applicable Law or Applicable Rules; cybersecurity attacks, hacks or other intrusions, loss or theft of Digital Assets at any time; unavailability or malfunction of wire, communications or other technological systems; suspension or disruption of trading markets or exchanges; requisitions; failure of utility services; global or local pandemics; fire; flooding; adverse weather conditions or events of nature; explosions; acts of God, civil commotion, strikes or industrial action of any kind; riots, insurrection, terrorist acts; war (whether declared or undeclared); or acts of any Governmental Authority or the default of a trading market or exchange caused directly or indirectly by the occurrence of any of the foregoing events or circumstances.

“G1 Platform” shall mean the G1 website, APIs, the G1 Portal and any communications conducted via those applications or using methods provided for therein.

“Galaxy Entity” means G1 and each of its Affiliates.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union of the European Central Bank).

“Losses from Galaxy’s Gross Negligence or Willful Misconduct” means Losses incurred by Customer as a direct result of Galaxy’s conduct in holding and processing Customer’s Digital Assets, where such Losses are actual Losses and are determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have resulted solely from Galaxy’s or an Affiliate of Galaxy’s gross negligence or willful misconduct.

“Hague Securities Convention” means the Convention of 5 July 2006 on the Law Applicable to Certain Rights in Respect of Securities Held with and Intermediary.

“Immobilized Assets” has the meaning set forth in Section I of the Staking Annex.

“Lien” means security interests, liens, mortgages, hypothecations, pledges, claims (pending or threatened), rights of first refusal, charges, escrows, encumbrances or similar rights.

“Margin” means Cash, Digital Assets and/or any other assets provided by Customer to G1, and accepted by G1 in our sole discretion, as collateral to secure a loan provided from G1 to Customer.

“Notification” means (i) a notice sent by email from G1 to Customer to an email address designated by Customer that directs Customer to the online portal where the contents of such notice are provided, or (ii) any notice sent by G1 to Customer using the means, methods and systems provided for in Section XX.C.

“Obligations” means any and all obligations, including but not limited to transfer or payment obligations, of Customer to G1 arising at any time and from time to time related to the Services.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury. The lists of OFAC prohibited countries, territories, Persons and entities can be found on the OFAC website at https://ofac.treasury.gov.

“Operational Services” means, in connection with holding, processing or moving Digital Assets or Cash, any activity related to Order Facilitation, Digital Asset or Cash deposits and withdrawals, the settlement of Completed Orders as defined in Annex II, Digital Asset or Cash movements directed by the Customer, custodial omnibus account rebalancing and non-custodial wallet rotation.

“Order Facilitation” means any Digital Asset movement effected by G1 in order to perform the Services pursuant to this agreement as it relates to either OTC or Platform Orders as defined in Annex II.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Staking Account Assets” has the meaning set forth in Section I of the Staking Annex.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction” means any transaction in Digital Assets or Fiat Currencies entered into by or for you in accordance with the terms of this Agreement. For the avoidance of doubt, any transfer of Margin is considered a Transaction for the purposes of this Agreement.

“Total Equity” means the amount equal to the total value of all of Customer’s assets, after subtracting all liabilities, as shown in the most recent financial statements provided by Customer for this purpose pursuant to Section XVII.B of this Agreement.

B.	Terms used in the NYUCC shall have the meanings specified therein unless the context otherwise requires. In addition, to the extent not defined in the NYUCC, the terms “controllable accounts,” “controllable electronic records ” and “controllable payment intangibles” shall have the meanings assigned to such terms under the Uniform Commercial Code as in effect in the District of Columbia.

ANNEX II

TRADE SERVICES

OTC TRADING AND PLATFORM TRADING

I.	DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, Annex I and later in this Annex, the following capitalized terms have the meanings specified in this Annex II:

“Completed Order” shall mean a Completed Platform Order or a Completed OTC Order, each as defined in this Annex II.

“Confirmation” means an OTC Confirmation or Platform Confirmation, each as defined in this Annex II.

“Fill Quantity” shall mean the number of Digital Assets sold or purchased.

“Order” shall mean each transmission for the purchase or sale of a Digital Asset sent by Customer to G1. Each Order is a Transaction, and is either an OTC Order or a Platform Order, each as defined in this Annex II. G1 shall act as agent or riskless principal on behalf of Customer with respect to all Orders submitted by Customer pursuant to this Annex II.

“OTC Transaction Time” shall mean the time that the relevant OTC Order was agreed to, as identified by the means of communication between the Parties.

“Platform Transaction Time” shall mean the time that the relevant Completed Platform Order was filled.

“Trade Date” shall mean:

(i)	with regards to a Platform Order, every day of the week, 24 hours a day, except with respect to any downtime maintenance periods, which shall be communicated to Customer via the G1 Platform;

(ii)	with regards to an OTC Order, every day of the week, 24 hours a day.

“Transaction Price” shall mean the price per applicable Digital Asset set forth in a Completed Order.

“Transaction Time” shall mean the OTC Transaction Time or Platform Transaction Time, as applicable.

II.	ORDERS

A.	During the term of this Agreement, Customer may submit, on any given Trade Date, an Order (i) electronically to G1, through the G1 Platform, or (ii) if otherwise agreed to by the Parties, via any other method of communication (each Order described in this Section II.A, a “Platform Order”).

B.	During the term of this Agreement, Customer may also submit, on any given Trade Date, an Order by telephone or electronic message (an “OTC Order”).

C.	Customer is required to pre-fund Orders with a sufficient amount of Digital Assets or Cash, as applicable, in its Customer Account to fully meet Customer’s Obligations under the Orders. G1 will determine, in its sole and absolute discretion, whether Customer has sufficient Digital Assets or Cash, as applicable, in its Customer Account to pre-fund each Order and may take into consideration, among other factors, outstanding Orders that have not yet resulted in Completed Orders, pending withdrawals, applicable Margin requirements and any accrued fees, interest or other Obligations of Customer to Galaxy. Customer will not be permitted to withdraw the Digital Assets or Cash supporting the Order until the Order is canceled or results in a Completed Order.

III.	PLATFORM ORDERS

Upon G1’s receipt of a Platform Order, G1 will deliver to Customer details about the status of the Order and any relevant information, determined in G1’s sole discretion (the “Platform Confirmation”), through a Notification. When a Platform Order is filled, G1 will deliver to Customer a second Platform Confirmation that will include the Digital Asset pair, if applicable, side of the market, Transaction Price, Platform Transaction Time and Fill Quantity, at which point the Order will be deemed to be agreed upon and become binding on both Parties at the time the Platform Order was filled (a “Completed Platform Order”). Notwithstanding the foregoing, Customer may cancel an outstanding Platform Order at any time prior to the Platform Transaction Time by communicating the cancelation through the G1 Platform in the manner prescribed therein.

IV.	OTC ORDERS

Upon G1’s receipt of an OTC Order, G1 shall have one minute (the “OTC Review Period”) to confirm such Order via the same communication method the OTC Order was made. If G1 has not confirmed the OTC Order at the end of the OTC Review Period, such Order shall be deemed expired and rejected. Notwithstanding the foregoing, Customer may cancel an OTC Order prior to the OTC Review Period expiration by communicating such cancelation though the same method the Order was made. Once G1 has confirmed an OTC Order (using the procedure described herein) for the sale and purchase of (i) the specific Digital Asset, (ii) the Fill Quantity, and (iii) the Transaction Price, such obligation shall become binding on both Parties and the timestamp identified on the method of communication from G1 confirming the Order shall be the OTC Transaction Time (a “Completed OTC Order”). G1 will provide Customer with a receipt for each Completed OTC Order by providing a Notification (an “OTC Confirmation”), which shall set forth the applicable Digital Asset, the Fill Quantity and the Transaction Price.

V.	SETTLEMENT PROCEDURES

Customer acknowledges and agrees that G1 shall credit and debit the Customer Account, as the case may be, to settle Completed Orders.

VI.	TERMINATION OF TRANSACTIONS

In the event that Customer submits an Order for which Customer has insufficient Cash or Digital Assets in the Customer Account to fill, G1 shall have the right, in its sole discretion, to (i) reject or terminate the Order, or (ii) amend the Fill Quantity of an Order such that Customer has sufficient Cash or Digital Assets in the Customer Account to fill the Order.

VII.	ERRORS

A.	Errors may sometimes occur, and such errors may impact the result of a given Transaction. G1 reserves the right to reasonably determine whether an incorrect price results in an error (hereafter, an “Error”). An Error is deemed to occur where Transaction Prices are significantly different than prevailing market prices at the Transaction Time. G1 shall provide Customer with a Notification within twelve (12) hours from the time of the corresponding Confirmation if an Error is identified. Should Customer identify an Error, Customer must notify G1 of such error within twelve (12) hours from the time of the corresponding Confirmation.

B.	Where an Error has been identified by either Party and notified to the other Party within twelve (12) hours pursuant to Section VII.A, and where the difference between the Transaction Price and prevailing market prices, as determined by G1 acting in a commercially reasonable manner, is equal to or greater than +/- 5.0% (hereafter, a “Significant Material Error”), then G1, within its sole discretion, may reasonably declare the Completed Order null and void to account for such Significant Material Error.

C.	Where an Error has been identified by either Party and notified to the other Party within twelve (12) hours pursuant to Section VII.A, and where the difference between the Transaction Price and prevailing market prices, as determined by G1 acting in a commercially reasonable manner, is between +/- 2.0% and 5.0% (hereafter, a “Material Error”), then the Parties may mutually determine to declare the Completed Order null and void, or both Parties may mutually agree to modify the transaction to account for such Material Error.

D.	Where an Error has been identified by either Party and notified to the other Party within twelve (12) hours pursuant to Section VII.A, and where the difference between Transaction price and prevailing market prices, as determined by G1 acting in a commercially reasonable manner, is less than +/- 2.0%, (hereafter, a “De Minimis Error”), then no modifications to the Completed shall be required pursuant to this Section VII to account for such De Minimis Error.

E.	After G1 has provided Customer with Notification of an Error pursuant to Section VII.A, Customer agrees that (i) G1 will not be required to honor any Transaction Price affected by the Error while the Error persists, and (i) any resulting Order that is filled at a Transaction Price affected by the Error following such Notification is null and void. G1 will provide Notification to Customer once the issue is resolved and will resume honoring Transaction Prices thereafter.

ANNEX IV

MARGIN ANNEX

I.	DEFINITIONS

Capitalized terms used in this Margin Annex and not defined herein have the meanings prescribed to them in the PB Agreement. In the case that the same term is defined in this Margin Annex and the PB Agreement (including any other Annex to the PB Agreement), the definition in this Margin Annex shall govern for the purposes of this Margin Annex. The terms (i) general intangible; (ii) security entitlement; (iii) proceeds; and (iv) controllable electronic record shall have the meanings assigned to them under the NYUCC as now or hereafter in effect.

“Applicable Airdrop” means an Airdrop accepted, claimed or knowingly received by Galaxy or Customer, as the case may be, for which the distribution, existence and amount of the airdropped Digital Assets can be definitively traced to the presence of a particular loaned Digital Asset in the Digital Asset Address where the Airdrop is received, as determined by the Calculation Agent. For the avoidance of doubt, neither Galaxy or Customer is obligated to accept or claim any Airdrop.

“Borrowed Digital Assets” has the meaning set forth in Section V(c) of this Margin Annex.

“Calculation Agent” means, for the purpose of this Margin Annex and for any Margin Loans hereunder, Galaxy. Whenever the Calculation Agent is required to act in such capacity, make a determination or exercise judgment, it shall do so in good faith and in a commercially reasonable manner.

“Collateral Requirement” means the Value of all assets borrowed via a Margin Loan that is currently outstanding, denominated in USD, determined by Galaxy in its sole discretion.

“Collateral Value” means, at any time, an amount, denominated in USD, equal to the Value of an asset in the Margin Account with applicable haircuts and adjustments applied to such asset in accordance with the Margin Methodology in effect at such time, as determined by Galaxy in its sole discretion.

“Cured,” with respect to a Margin Call Notice, means that additional assets have settled to Customer’s Margin Account during the Margin Call Window relating to such Margin Call Notice with a Total Collateral Value of at least the greater of (i) the Margin Deficit indicated on the applicable Margin Call Notice, and (ii) the Margin Deficit calculated by Galaxy, in its sole and absolute discretion, at the time such assets settle to Customer’s Margin Account.

Notwithstanding anything in the Agreement to the contrary, and for the avoidance of doubt, Galaxy has no obligation to transfer any Customer assets held with Galaxy or any affiliate of Galaxy in any account other than the Margin Account to the Margin Account to Cure a Margin Call Notice, unless expressly instructed to do so by Customer.

For the avoidance of doubt, a Margin Call Notice will not be deemed to have been Cured prior to the time at which sufficient assets have actually settled into the Customer’s Margin Account, unless otherwise expressly agreed to by Galaxy. For example, if Customer initiates a transaction to transfer assets to Customer’s Margin Account prior to the conclusion of the relevant Margin Call Window but such assets do not settle into Customer’s Margin Account until after the conclusion of the relevant Margin Call Window, Customer will not be deemed to have Cured the Margin Call Notice related to such Margin Call Window, unless otherwise expressly agreed to by Galaxy.

“Fork” means a software update implemented by a blockchain or a Digital Asset’s network nodes that is incompatible with the existing blockchain protocol, causing a permanent split into two separate networks that run in parallel.

“Interest Amount” means, with respect to an Interest Period and a Margin Loan, the aggregate sum of the amounts of interest calculated for each Calendar Day in that Interest Period on the principal amount of such Margin Loan, determined by Galaxy for each such day on such Margin Loan as follows: (i) the highest balance of such Margin Loan on that day; multiplied by (ii) the Interest Rate in effect for such Margin Loan for that day; divided by (iii) 360.

“Interest Period” means the period from (and including) the first Calendar Day of a month to (and including) the last Calendar Day of such month.

“Interest Rate” means, at any time, an annual rate, determined at Galaxy’s sole discretion, with respect to a Margin Loan at such time.

“Margin” has the meaning set forth in Section II(a) of this Margin Annex.

“Margin Account” has the meaning set forth in Section II(a) of this Margin Annex.

“Margin Call Notice” means a Standard Margin Call Notice or Urgent Margin Call Notice, as applicable.

“Margin Call Window” means a Standard Margin Call Window or Urgent Margin Call Window, as applicable.

“Margin Loan” means any extension of credit, which may be in the form of Fiat Currency or Digital Assets, from Galaxy to a Customer under this Margin Annex.

“Margin Loan Request” has the meaning set forth in Section II(c) of this Margin Annex.

“Margin Methodology” means the methodology used to calculate the Collateral Requirement.

“Margin Deficit” has the meaning in Section III(b). For the avoidance of doubt, the Margin Deficit at any particular time is measured on an aggregate basis across all Margin Loans extended to Customer and the Value of all Margin credited to the Margin Account at such time.

“Margin Threshold Amount” means, unless otherwise agreed to by Galaxy and Customer, an amount equal to USD 100,000.

“Monthly Statement” has the meaning set forth in Section IV(a) of this Margin Annex.

“New Tokens” has the meaning set forth in Section VI(c) of this Margin Annex.

“Non-Borrowed Digital Assets” has the meaning set forth in Section V(c) of this Margin Annex.

“PB Agreement” means, for purposes of this Margin Annex, the Prime Brokerage Agreement between G1 and Customer dated [DATE OF PBA].

“Outstanding Liabilities” means the amount of Fiat Currency and Digital Assets, as applicable, owed by Customer to Galaxy under the Margin Loans.

“Standard Margin Call Notice” has the meaning set forth in Section II(b) of this Margin Annex.

“Standard Margin Call Window” means the time period beginning from the time a Standard Margin Call Notice is issued and ending at eighteen (18) hours subsequent to that Standard Margin Call Notice.

“Standard Margin Threshold” means, unless otherwise agreed to by Galaxy and Customer, an amount equal to the greater of (i) the Margin Threshold Amount or (ii) five percent (5%) of Total Assets, provided that if the greater of (i) and (ii) exceeds USD 1,000,000, the Standard Margin Threshold shall be USD 1,000,000.

“Rehypothecate” and “Rehypothecation” have the meaning set forth in Section II(f) of this Margin Annex.

“Term Sheet” has the meaning set forth in Section II(c) of this Margin Annex.

“Total Assets” means, at any time, the amount, denominated in USD, equal to the sum of the Values of the assets in the Margin Account.

“Total Collateral Value” means the sum of the Collateral Values for all assets within the Margin Account.

“Urgent Margin Call Window” means the time period, if any, beginning from the time an Urgent Margin Call Notice is issued and ending six (6) hours subsequent to the earlier of (i) issuance of the Urgent Margin Call Notice and (ii) issuance of a Standard Margin Call Notice that has not been Cured at the time the Urgent Margin Call Notice is issued.

For the avoidance of doubt, if an Urgent Margin Call Notice is issued while a Standard Margin Call Notice has been outstanding for six (6) or more hours and has not yet been Cured, the Urgent Margin Call Window shall be deemed to end immediately upon the issuance of the Urgent Margin Call Notice. As noted in Section [ ] below, in such a situation, Galaxy will have the right, but not the obligation, to declare an Event of Default immediately upon issuing the Urgent Margin Call Notice.

“Urgent Margin Threshold” means, unless otherwise agreed to by Galaxy and Customer, an amount equal to the Standard Margin Threshold multiplied by four (4).

“Valuation Time” has the meaning set forth in Section III(b) of this Margin Annex.

“Value” means the market value, measured in U.S. Dollars, of any particular asset or liability (including but not limited to Digital Assets), determined by the Calculation Agent in its sole discretion.

“Withdrawal Request” has the meaning set forth in Section II(e) of this Margin Annex.

II.	GENERAL OPERATION

A.	Margin Account

Subject to the terms and conditions of this Margin Annex and of the PB Agreement, Galaxy may, in its sole and absolute discretion, extend one or more Margin Loans to Customer through a designated account established and maintained by Galaxy for Customer (such account, the “Margin Account”). The Customer may submit orders for the purchase and sale of Digital Assets for the Margin Account pursuant to the terms of Annex II to the PB Agreement. The assets credited to the Margin Account (such assets, the “Margin”) constitute collateral for any Margin Loans to Customer. For the avoidance of doubt, all of the following credited to the Margin Account shall be considered Margin: controllable electronic records consisting of, arising under or related to any Digital Assets that constitute part of the Margin and all of Customer’s right, title and interest in any general intangibles or security entitlements relating to, arising under or consisting of any such Digital Assets, and all proceeds of the foregoing.

B.	Multiple Margin Accounts

With the consent of Galaxy, a Customer may open multiple Margin Accounts. In such a case, this Margin Annex should be read to apply, and will apply, to each Margin Account separately as if each Margin Account were the only Margin Account subject to this Margin Annex.

C.	Requests for Margin Loans

On any Calendar Day during the Term of this Margin Annex, an Authorized Agent of Customer may make a request for one or more Margin Loan(s) through (i) a voice call with G1 personnel or (ii) the G1 Platform (with respect to each Margin Loan, a “Margin Loan Request”). The Margin Loan Request must specify the amount and type of Digital Asset or Fiat Currency for the Margin Loan. If Galaxy accepts the Margin Loan Request, Galaxy will provide Customer a term sheet specifying the terms of each Margin Loan (a “Term Sheet”). An Authorized Agent of Customer must promptly, and in any event within one (1) Business Day, execute and deliver the executed Term Sheet to Galaxy to confirm Customer’s acceptance of the terms of the Margin Loan described in the Term Sheet. If Customer fails to deliver the executed Term Sheet to Galaxy within one (1) Business Day, Galaxy may, in its sole discretion, deem the Margin Loan Request expired and rejected. In the event that a Margin Loan Request is expired and rejected pursuant to the preceding sentence, Galaxy may charge Customer an interest fee, in an amount determined by Galaxy in its sole discretion, as compensation for Galaxy’s efforts to allocate assets in anticipation of fulfilling the Margin Loan Request. Upon receipt of a duly executed Term Sheet, Galaxy will promptly credit the applicable Margin Account with the proceeds of the Margin Loan.

D.	Repayment of Margin Loans

Unless otherwise specified in the applicable Term Sheet, each Margin Loan will remain open without a maturity date, provided that Galaxy may, through a Notification to the Customer, at any time for any reason, require the Customer to repay some portion or all of the Margin Loans then outstanding in accordance with the terms of this Margin Annex, the PB Agreement and the applicable Term Sheet. Customer may voluntarily repay all or any portion of each Margin Loan at any time by indicating through the G1 Platform its desire to do so and returning to Galaxy the amount of the Margin Loan so indicated. Unless otherwise agreed to by Galaxy, Customer shall repay each Margin Loan in the Fiat Currency or Digital Asset in which the Margin Loan was initially issued.

E.	Margin Account Withdrawal

On any Calendar Day during the Term of this Margin Annex, an Authorized Agent of Customer may request to withdraw Cash or Digital Assets that have been credited to Customer’s Margin Account (a “Withdrawal Request”). Unless otherwise specified in this Margin Annex, Galaxy shall transfer the amount of Cash or Digital Assets contained in such Withdrawal Request to Customer within five (5) Calendar Days of receipt of the Withdrawal Request by Galaxy. Customer shall be restricted from withdrawing Margin that has been credited to Customer’s Margin Account if, at any time prior to Galaxy completing the transfer of the amount of Cash or Digital Assets contained in such Withdrawal Request to Customer, (i) such withdrawal would cause the Total Collateral Value to fall below the Collateral Requirement, (ii) an Event of Default has occurred with respect to Customer under any Contract, (iii) such withdrawal would be contrary to Applicable Law or (iv) for any other reason specified in this Margin Annex or in the PB Agreement.

F.	Rehypothecation

Customer hereby acknowledges and agrees that Galaxy shall have the right to sell, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (to “rehypothecate” and each, a “rehypothecation”) any Margin free from any claim or right of any nature whatsoever of Customer, including any equity or right of redemption by Customer, without regard to the amount (if any) of Margin Loans extended by Galaxy hereunder. Customer further acknowledges and agrees that any rehypothecation of Margin by Galaxy shall be treated as an unsecured loan by Customer to Galaxy of the relevant Margin and may result in the transfer of ownership of such Margin (or security entitlements in respect thereof) to Galaxy or by Galaxy to others.

G.	Holding and Transfer of Assets

Notwithstanding anything to the contrary in the PB Agreement, Galaxy may, in its sole discretion, hold assets credited to a Margin Account in, or transfer such assets among, any type of account with any affiliates of Galaxy or third parties, including but not limited to market makers, liquidity providers, exchanges, brokers or custodians, including to facilitate the execution of Customer orders.

H.	Crediting Account

Notwithstanding the foregoing, any assets that have been rehypothecated or transferred pursuant to paragraphs (g) or (h) above will continue to be reflected in Customer’s Margin Account and references herein or elsewhere in the Agreement to Margin or assets credited to the Margin Account shall include any Margin that has been rehypothecated or transferred by Galaxy. For the avoidance of doubt, Customer acknowledges and agrees that the Margin Account is included within the term “Customer Account” and all assets reflected from time to time in the Margin Account (regardless of whether or not such assets have been rehypothecated) shall constitute “Applicable Customer Assets” for purposes of the Agreement; provided that Section IV.L. of the PB Agreement shall not apply with respect to any such assets that have been rehypothecated or transferred pursuant to paragraphs (g) or (h) above.

I.	Interest

The Interest Amount, if any, corresponding to a given Interest Period shall be due and payable in arrears on the first Business Day following the conclusion of such Interest Period. The Interest Amount accrued at any given time will be determined by Galaxy and, in the absence of manifest error, will be conclusive and binding on the Customer. The Interest Rate in respect of any Margin Loan may be changed at any time by Galaxy in its sole discretion.

III.	COLLATERAL REQUIREMENT AND MARGIN CALLS

A.	Collateral Requirement

Galaxy shall, in its sole discretion, determine on an ongoing basis the Collateral Requirement. Galaxy may increase the Collateral Requirement at any time in its sole discretion and may require Margin for each extension of credit, position or obligation without regard to any other extension of credit, position or obligation.

Unless otherwise agreed with Customer in writing, the means by which Galaxy calculates the Total Collateral Value at any given time will be as set out in the Margin Methodology in effect at such time.

B.	Standard Margin Call Notice

If, at any time, the amount by which the Collateral Requirement exceeds the Total Collateral Value at such time (the “Margin Deficit”) equals or exceeds the Margin Threshold Amount, Galaxy may, but is not required to, issue a Notification (the “Standard Margin Call Notice”) to Customer that sets forth the Margin Deficit as of the time indicated on the Standard Margin Call Notice (the “Valuation Time”) and any additional information that Galaxy, in its sole and absolute discretion, chooses to include on the Standard Margin Call Notice. Upon receiving a Standard Margin Call Notice, Customer must cause the applicable Margin Deficit to be Cured. If such Margin Deficit is not Cured within the applicable Standard Margin Call Window, Galaxy shall have the right, but not the obligation, to declare an Event of Default. For the avoidance of doubt, Customer’s obligation to cause a Margin Deficit to be Cured will not be excused, and the applicable Standard Margin Call Window will not be extended, if a Standard Margin Call Notice is issued during a time when certain assets cannot be transferred to Galaxy, including, as a non-exclusive example, during a time when Cash transfers cannot be initiated or settled.

C.	Urgent Margin Call Notice

Whether or not during a Standard Margin Call Window, if, at any time, the Margin Deficit equals or exceeds the Urgent Margin Threshold Amount, Galaxy may, but is not required to, issue a Notification (the “Urgent Margin Call Notice”) to Customer that sets forth the Delivery Amount as of the Valuation Time indicated on the Urgent Margin Call Notice and any additional information that Galaxy, in its sole and absolute discretion, chooses to include on the Urgent Margin Call Notice. Upon receiving an Urgent Margin Call Notice, Customer must cause the applicable Margin Deficit to be Cured. If such Margin Deficit is not Cured within the Urgent Margin Call Window, including (for the avoidance of doubt) in a situation where the Urgent Margin Call Window is deemed to end immediately upon the issuance of an Urgent Margin Call Notice, Galaxy shall have the right, but not the obligation, to declare an Event of Default. For the avoidance of doubt, Customer’s obligation to cause a Margin Deficit to be Cured will not be excused, and the applicable Urgent Margin Call Window will not be extended, if an Urgent Margin Call Notice is issued during a time when certain assets cannot be transferred to Galaxy, including, as a non-exclusive example, during a time when Cash transfers cannot be initiated or settled.

For the avoidance of doubt, if Galaxy provides Customer with an Urgent Margin Call Notice during a Standard Margin Call Window, the end of the Urgent Margin Call Window may be less than six (6) hours from the Urgent Margin Call Notice, potentially including at the same time as the Urgent Margin Call Notice, which would give Galaxy the right, but not the obligation, to immediately declare an Event of Default at the same time as providing the Urgent Margin Call Notice.

IV.	REPORTING

A.	Reports from Galaxy to Customer

Galaxy will provide Customer with a statement (the “Monthly Statement”) within the first ten (10) Business Days after a Calendar Month during which Customer has Outstanding Liabilities. Galaxy will determine, in its sole and absolute discretion, the information that shall be included in each Monthly Statement, which may include, solely by way of example, details regarding (i) the principal amount outstanding of each open Margin Loan at the end of the applicable calendar month or (ii) the Interest Amount accrued on each Margin Loan during the course of the applicable Interest Period.

B.	Galaxy may, but is not obligated to, make available for Customer from time to time and on a more frequent basis certain other reports regarding Customer’s Margin Account through the G1 Platform. Such reports may, in Galaxy’s sole and absolute discretion, include for instance, details regarding (i) the principal amount outstanding of each open Margin Loan at any given time or (ii) the daily interest accrued on each Margin Loan at any given time.

C.	Finality of Statements; Errors

Any statement or other report provided by Galaxy relating to the Margin Account, Margin Loans, or any other Transaction contemplated by this Margin Annex, including any monthly statements provided pursuant to Section IV(a) of this Margin Annex, or any report provided in accordance with Section IV(b) of this Margin Annex, are subject to Section VI of the PB Agreement.

V.	FORKS, APPLICABLE AIRDROPS

A.	Notice of Forks, Applicable Airdrops

In the event that Customer becomes aware of a Fork or Applicable Airdrop in the blockchain for any borrowed Digital Asset or Galaxy becomes aware of a Fork or Applicable Airdrop in the blockchain for any Digital Asset in the Margin Account, Customer or Galaxy, as applicable, shall provide notice to an Authorized Agent of the other Party. Galaxy can fulfill this notice requirement through a Notification.

B.	Custody Agreement

Any Fork or Applicable Airdrop in the blockchain of a Digital Asset credited to the Margin Account is subject to Section IV.D of the PB Agreement, and/or any bilateral agreement or agreements that Galaxy has entered into with any affiliate or third party to hold assets credited to the Margin Account pursuant to Section II(h) above.

C.	New Tokens

In the event that any incremental Digital Assets are generated as a result of a Fork or Applicable Airdrop (such assets, “New Tokens”) with respect to Digital Assets that Galaxy has lent to Customer pursuant to a Margin Loan (“Borrowed Digital Assets”), Galaxy may request that Customer (i) transfer such New Tokens to Galaxy (if feasible, as determined by Galaxy in its sole discretion) or (ii) transfer to Galaxy Cash or Digital Assets acceptable to Galaxy in an amount equal to the Value, as determined by Galaxy in its sole discretion, of such New Tokens. Galaxy and Customer shall promptly facilitate such transfer to Galaxy, each acting in good faith and a commercially reasonable manner.

In the event that any New Tokens are generated with respect to Digital Assets in the Margin Account that are not Borrowed Digital Assets (“Non-Borrowed Digital Assets”), Customer may request that Galaxy (i) transfer such New Tokens to Customer (if feasible, as determined by Galaxy in its sole discretion) or (ii) transfer to Customer Cash or Digital Assets acceptable to Galaxy in an amount equal to the Value, as determined by Galaxy in its sole discretion, of such New Tokens. Galaxy and Customer shall promptly facilitate such transfer to Customer, each acting in good faith and a commercially reasonable manner. If Customer does not make such a transfer request within [five (5) Calendar Days] of Customer’s knowledge of the applicable Fork or Applicable Airdrop, Galaxy may, in its sole discretion, decline such a request and is entitled to keep the New Tokens, unless otherwise agreed.

VI.	TAX MATTERS

A.	For the avoidance of doubt, Section VIII.B and Section XIV.A of the PB Agreement shall apply in respect of payments, deliveries or receivables hereunder.

VII.	OTHER MATTERS

A.	No Limitation on Discretion

For the avoidance of doubt, the existence of explicit grants of discretion to Galaxy or the Calculation Agent shall not be read to limit the discretion of such party in any other circumstance.

B.	Execution in Counterparts

This Margin Annex may be executed in one or more counterparts, each of which when so executed and delivered will be an original, but all such counterparts taken together will constitute one and the same instrument. Transmission by telecopy, email or other form of electronic transmission of an executed counterpart of this Margin Annex will be deemed to constitute due and sufficient delivery of such counterpart.

ANNEX V

ELECTRONIC ACCESS ADDENDUM

I.	GENERAL

A.	This Electronic Access Addendum (the “Addendum”) sets out the terms and conditions upon which G1 (“G1” or “us”) provides to you (“you” or the “Counterparty”) and you may use certain electronic services in connection with transactions contemplated by the Product Agreement.

B.	This Addendum supplements any terms and conditions under which we may provide services to you including any Product Agreement or other agreements in place between us and you. The provisions of the Product Agreement apply to this Addendum and terms defined the Product Agreement will have the meanings therein specified for the purpose of this Addendum. In the event of any conflict between (i) any provision of a Product Agreement or any other agreement in place between you and us and (ii) any provision of this Addendum, this Addendum shall prevail with respect to the subject matter of this Addendum. The terms of this Addendum are not exclusive and shall in no way affect our or your rights and/or obligations under any Product Agreement or other agreements in place between you and us.

C.	In addition to this Addendum, the provision of any System shall be subject to, and, by your continued use of such Systems you agree to be bound by Applicable Law, any legends, disclaimers, rules, operating manuals, terms and conditions displayed on or linked to the Systems as the same may be updated or modified from time to time.

II.	SYSTEMS USE

A.	G1 may provide some of its services through a System. Access to such Systems may be through a System provided by a third party, in which case your access may be subject to additional terms and conditions imposed by such third party.

B.	Where a System is provided by a third party, such third party services are not monitored, operated, owned, controlled, managed, endorsed or overseen by G1. Counterparty acknowledges that there may be circumstances including but not limited to those arising from Applicable Law, technical reasons, other agreements between G1 and the Counterparty, market suspensions, trading halts or failures of a System (any such circumstances, an “Interruption”), where G1 or the third party may suspend Counterparty’s access to a System or be unable to provide services to the Counterparty. Counterparty agrees and understands that G1 is not liable for any Interruption. We may, with or without notice, modify or discontinue access to or use of a System at any time, either in whole or in part however, to the extent reasonably practicable, we will endeavor to provide notice.

C.	Where specific accounts, browsers, software, protocols or connections are needed to access or use a System, it is your responsibility to obtain or provide and maintain them. You are responsible for all administration relating to your use of the System including, without limitation, data back-ups, maintenance and record keeping.

D.	Access to Systems is only permitted in such manner as we determine and subject to any security requirements we may notify to you from time to time. You will provide G1 with such details as are required by us to grant access to each System and you are responsible for keeping such information secure and up to date. You acknowledge that your failure to keep such information up to date may result in your access to such System being affected.

E.	You agree that you shall not knowingly or negligently introduce or permit the introduction of any harmful codes into a System or do anything which may damage the reputation of G1, the Systems or the third party provider. You agree when using the System, including uploading material to the System (including, without limitation, any data inputted to the System by or on your behalf) and making contact with other users of the System, the Counterparty shall not distribute or transmit any material that: (a) is unlawful, harmful, threatening, defamatory, obscene, infringing, harassing or racially or ethically offensive; (b) facilitate illegal activity; or (c) causes damage or injury to any person or property.

F.	You represent and warrant on a continuing basis that: (a) only persons who are properly authorized and to whom Access Codes have been granted are allowed to use the Systems; (b) persons accessing the Systems have been given appropriate training on their use; and (c) you have appropriate security procedures in place to ensure that Access Codes remain secure and confidential to prevent any unauthorized access to or use of the Systems and to ensure that circumvention of any authentication procedures is prevented. Where you suspect any authentication process has been breached or Access Codes are no longer protected, you must notify us in writing immediately.

G.	You will remain responsible for any Order (and resulting transaction if applicable) submitted to a System using your Access Codes, irrespective of whether the Order or transaction, if applicable, occurred due to a breach of the security arrangements or otherwise. You may be notified of any Order or transaction not accepted by a System. However, if no such notification is delivered, you may not assume that an Order or transaction is accepted and G1 bears no liability for any Loss arising therefrom. You agree to inform us promptly in the event that you become aware of any error in data transmitted using the Systems or within the Systems generally.

H.	You acknowledge that data transmitted via a System and/or by electronic transmission may not be encrypted and that it is possible, even if encrypted, that such data is accessed or tampered with by unauthorized parties, may not arrive in the form transmitted or at all and/or may become corrupted and/or may contain harmful code. You assume all risks of Loss arising out of or in connection therewith.

III.	LICENSING & INTELLECTUAL PROPERTY RIGHTS

A.	G1 hereby grants to you a temporary, non-exclusive and non-transferable license to access and use the Systems solely for your internal use in accordance with this Addendum and the Product Agreement and, in respect of any System provided or owned by a third party, only to the extent we are permitted to do so.

B.	You agree that any intellectual property rights vesting in a System remain our property or the property of the relevant third party provider.

C.	You further agree that you will not take any action that may violate, jeopardize or impair such intellectual property rights, or the legality and/or enforceability thereof.

D.	Except as set out herein, we do not grant any rights in the System to you. As a result, you agree that you shall not: (a) sell, lease, sublicence, disclose, distribute or otherwise allow any third party to, directly or indirectly, use, view or have access to any System (or any part thereof or rights therein); (b) analyze, copy or otherwise reproduce any portion of any System or create a derivative work in relation thereto, except in connection with the permitted use of the System; (c) use any System for any illegal purpose or in contravention of Applicable Law in the jurisdiction in which you operate; (d) remove, amend or move any logos, trade marks, wording or images that appear on the System, any results, reports or other materials generated by your use of the System; (e) alter, recompile, disassemble, reverse engineer or attempt to alter, decompile, make or distribute any other form of, or create derivative works from, any component of a System; or (f) use, disclose or distribute information about a System in any manner that is unauthorized.

IV.	PRIVACY

A.	For the purposes of this section, the terms “Data Controller”, “Data Processor”, “Data Subject”, “Personal Data” and “Supervisory Authority” shall have the meaning given in Applicable Privacy Laws where such laws have commensurate terms.

B.	G1 and Counterparty each agree that G1 is a Data Controller with respect to the Personal Data used in relation to the services outlined in this notice. G1 and Counterparty each agree that it will comply with its respective obligations under Applicable Privacy Laws.

C.	G1 may collect, hold, process or use information about Counterparty, its directors, officers, employees and its Affiliates and agents and their respective officers and employees which may constitute Personal Data and may transfer Personal Data to countries that may not have the same protections for Personal Data as the country where it was collected. G1 maintains physical, electronic and procedural safeguards to protect Personal Data.

D.	In the event that Counterparty discloses the Personal Data of any individual to G1, Counterparty represents and warrants that it has the right to share the Personal Data where necessary and has obtained sufficient informed consent from such persons, as may be required by applicable law or agreement, for G1 to Process any Personal Data as described herein and shall make good faith efforts to draw the attention of the individuals to G1’s Privacy Policy prior to making such disclosure. In particular, to the extent that Counterparty discloses the Personal Data of any of its employees to G1, Counterparty shall notify its employees of such disclosure and of the terms of this Clause 6. Individuals can exercise their rights in their Personal Data, such as access, correction or erasure (as applicable under the Applicable Privacy Laws) by contacting their relationship manager.

V.	CONFIDENTIAL INFORMATION

Counterparty agrees to protect and treat as confidential proprietary information of G1 and the third party relating to the Systems (“Confidential Information”), using the same care as it would in protecting its own information of a similar nature but no less than reasonable care, and not to disclose or use Confidential Information for any purposes other than to effectuate the terms of this Addendum, the Product Agreement or as required by Applicable Law. Counterparty will require each of its employees and agents who have access to same to be bound by a written undertaking or fiduciary duty prohibiting disclosure of Confidential Information of others.

VI.	DEFINITIONS

Terms used but not defined herein have the meaning set out in the Product Agreement. The following terms have the meanings ascribed to them below:

“Access Codes” means such codes including without limitation, login codes, secured IDs and passwords, as are provided to enable access to a System.

“Applicable Privacy Laws” means all applicable data protection laws, rules and regulations relating to personal data, including the EU Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 and Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to processing and free movement of personal data and other data protection laws as they may be amended or replaced from time to time, any applicable national laws, rules and regulations implementing the foregoing.

“Electronic Means” means any method of communication using an electronic or telecommunications system or network, other than verbal communication between individuals, and including the internet or any use of a website’s functionality or email communication.

“G1 Entity” means G1 and any company in which G1, or any successor company or parent company of G1 has material control or provides services to, including without limitation, subsidiaries or joint ventures.

“Loss” means expenses, costs, losses, damages, liabilities, demands, charges, claims, penalties, fines and Taxes (including withholding Taxes) of any kind or nature (including legal expenses and attorneys’ fees).

“Order” means any order, direction or instruction from the Counterparty pertaining to the provision of services by any G1 Entity pursuant to a Product Agreement, including without limitation, an instruction to enter into a transaction.

“Product Agreement” means the Digital Assets Credit Intermediation Agreement between you and G1.

“System” means (a) any functionality, capability or information provided through Electronic Means whereby a G1 Entity or third party provides services pursuant to this Addendum or any Product Agreement; or (b) any system provided by a third party directly or indirectly to the Counterparty.

GalaxyOne Pricing Schedule

 AUC Tiers (bps per month)

Digital Asset Custody	$0-$100m	$100-250m	$250-500m	$500m-$1b	>$1b
Margin Lending Account	1.5	1.3	1.0	0.8	0.6
Fully Funded Account	1.7	1.5	1.3	1.0	0.8

Fiat Custody
All Accounts	0	0	0	0	0

Trading Commissions
Spot e-Trading: 10bps, flat fee

Account Fees

Implementation Fee	$0 upfront
Account Fee	$0
Deposit Fee	$0 per transaction
Withdrawal Fee	$100 per transaction

Assets Under Custody (“AUC”) Billing:

Balances on GalaxyOne will be assessed daily via a notional USD value using Galaxy’s proprietary composite index. Galaxy calculates AUC fees for a given account on a per-asset level. The set of accounts included in AUC charges include all of Customer’s custodial balances.

AUC billing is based on a percentage fee (bps) calculated as the daily average USD balance of assets under custody over the month.

For each balance in a Customer’s Account, we calculate the balance per asset using Galaxy’s proprietary composite index once daily, and multiply the balance by the price of the asset as of that point in time to derive the daily USD balance. The daily USD balances across assets are then summed to calculate the total USD balance. The total USD balance is then multiplied by the pro-rata rate specified in the Customer Prime Brokerage Agreement. Customer Accounts will accrue AUC fees daily and exist as an unpaid fee in the Customer Account. A portion of Customer’s total balance may be locked at Galaxy’s discretion as Collateral for the purpose of paying such AUC fees. Accordingly, customer may not be able to withdraw a portion of their balance to the extent that customer has an outstanding payment obligation to Galaxy pertaining to such AUC fees. Customers are required to pay the total AUC fees monthly. Payment is required to be made within thirty (30) days of the invoice being issued, and after forty-five (45) days of late payment, interest will be charged at ‘30 Day Average SOFR +1%.’ For payment methods, Customer can select “Auto-Pay” which allows Galaxy to automatically deduct the amount required to cover the monthly AUC fees directly from the relevant Customer Account. Galaxy will take payment in USD balances, then BTC, then ETH and other assets in descending order of market cap. Payments can also be made with an outside wire.

The AUC fees are tiered and cumulative: for example, a Customer with a $400m balance with the following tier schedule $0-$100m @ 1.7bps, $100-250m @ 1.5bps, and $250-500m @ 1.3bps will be charged as follows for a month:

●	$0-$100m @ 1.7bps = $17,000.00

●	$100-250m @ 1.5bps = $22,500.00

●	$250-400m @ 1.3bps = $19,500.00

●	Sum Total: $59,000.00 (avg. per month charge for the full $400m is roughly 1.48bps)

ANNEX VI

STAKING ANNEX

I.	DEFINITIONS

A.	Capitalized terms used in this Staking Annex and not defined herein have the meanings prescribed to them in the PB Agreement. In the case that the same term is defined in this Staking Annex and the PB Agreement, the definition in this Staking Annex shall govern for the purposes of this Staking Annex.

B.	All references to “the Agreement” in the PB Agreement shall be construed to include this Staking Annex, all references to “Services” in the PB Agreement shall be construed to include the Staking Services and all references to “Transactions” in the PB Agreement shall be construed to include the Staking Services or the staking of Digital Assets pursuant to the Staking Services, as the context may require.

C.	In addition, the following terms shall have the following meanings:

“Actively Validated Services (AVS)” means Blockchain Protocols that utilize a middleware protocol to integrate with any of the Supported Blockchain’s security mechanisms, enabling enhanced validation for blockchain applications without requiring their own native consensus mechanisms.

“Additional Staking Providers” has the meaning described in Section II(a) of this Staking Annex.

“Additional Terms” means, at any time, certain terms in respect of the delegation of Digital Assets of each Supported Blockchain that are specified on the G1 Platform.

“Applicable Airdrop” means an Airdrop accepted, claimed or knowingly received by Galaxy, for which the distribution, existence and amount of the airdropped Digital Assets can be definitively traced to the presence of a particular Staking Account Asset in the Digital Asset Address where the Airdrop is received, as determined by Galaxy.

“Blockchain Protocol” means the protocol or operations of a Supported Blockchain, including the rules governing the validation and inclusion of transactions in a Supported Blockchain.

“Bonding Period” means, with respect to a Staking Request, the period from when Galaxy initiates the process to stake the applicable Digital Assets in accordance with the rules of the applicable Blockchain Protocol to when the applicable Blockchain Protocol recognizes that Galaxy or an Additional Staking Provider, as applicable, can perform the Staking Rights over such Digital Assets.

“Bonding Period Assets” means, at any time, the Staking Account Assets that are in a Bonding Period at such time.

“Delegated Assets” means, at any time, the Staking Account Assets that are staked by Galaxy at such time pursuant to this Staking Annex. For the avoidance of doubt, the Delegated Assets shall not include any Staking Account Assets that are either Bonding Period Assets or Unbonding Period Assets at such time.

“Digital Asset Address” means, with respect to a Digital Asset, the address recognized by the applicable Blockchain Protocol as having the ability to transfer the Digital Asset on the Supported Blockchain.

“Immobilized Assets” means, at any time, the Staking Account Assets that are Bonding Period Assets, Delegated Assets or Unbonding Period Assets at such time.

“Fork” means a software update implemented by a blockchain or a Digital Asset’s network nodes that is incompatible with the existing Blockchain Protocol, causing a permanent split into two separate networks that run in parallel.

“Non-Immobilized Assets” means, at any time, any Staking Account Assets that are not Immobilized Assets at such time.

“PB Agreement” means, for purposes of this Staking Annex, the Prime Brokerage Agreement between G1 and Customer dated [DATE OF PBA].

“Prohibited Content” means content that: (i) is illegal under Applicable Law; (ii) violates any third party’s intellectual property rights, including copyrights, trademarks, patents and trade secrets; (iii) contains indecent or obscene material; (iv) contains libelous, slanderous or defamatory material, or material constituting an invasion of privacy or misappropriation of publicity rights; (v) promotes unlawful or illegal goods, services or activities; (vi) contains false, misleading or deceptive statements, depictions or sales practices; or (vii) contains viruses, Trojan horses, worms, or any other harmful, malicious, or hidden procedures, routines, mechanisms or code.

“Service Fee” has the meaning described in Section II(d) of this Staking Annex.

“Service Fee Percentage” means, at any time and with respect to a Digital Asset, the percentage specified in Exhibit A.

“Slashing Penalties” means any penalty or reduction of Immobilized Assets applied by the Supported Blockchain.

“Slashing Reimbursement” means the payment by Galaxy to Customer of an amount equal to any Slashing Penalties.

“Staking Account” has the meaning described in Section II(b) of this Staking Annex.

“Staking Account Assets” means, at any time, all Digital Assets reflected in Customer’s Staking Account at such time, including all controllable electronic records consisting of, arising under or related to any such Digital Assets and all of Customer’s right, title and interest in any general intangibles or security entitlements relating to, arising under or consisting of any such Digital Assets, and all proceeds of the foregoing. For the avoidance of doubt,

(i) the Staking Account Assets includes the Immobilized Assets and Non-Immobilized Assets at such time and (ii) any Digital Assets that have been subject to a Slashing Penalty shall not be considered Staking Account Assets after the time that such Slashing Penalty occurs.

“Staking Platform” means Galaxy’s proprietary computational infrastructure or platform that it uses to perform the Staking Services.

“Staking Rewards” means, with respect to any Delegated Assets, any rewards allocated by the Supported Blockchain in respect of such Delegated Assets, including block rewards, endorser rewards and transaction fees (including, for the avoidance of doubt, fees received from maximal extractable value and compensation earned from AVS that utilize the validator’s underlying stake on the applicable Supported Blockchain via a middleware platform), in each case as actually allocated by the Supported Blockchain and received in connection with the performance of the Staking Services.

“Staking Request” has the meaning described in Section II(c) of this Staking Annex.

“Staking Rights” means, together, Validation Rights and Voting Rights.

“Staking Services” has the meaning described in Section II(a) of this Staking Annex.

“Supported Blockchain” means the distributed ledger maintained by any proof-of-stake based blockchain network on which Galaxy may exercise Staking Rights delegated to it by Customer. For the avoidance of doubt, the term “Supported Blockchain” shall be deemed to include any AVS designated as supported by Galaxy on the G1 Platform.

“Unbonding Period” means, with respect to an Unstaking Request, the period from when Galaxy initiates the process to unstake the applicable Digital Assets in accordance with the rules of the applicable Blockchain Protocol to when the applicable Blockchain Protocol recognizes that such Digital Assets are fully unstaked and are transferred, or can be transferred, to a third party’s Digital Asset Address.

“Unbonding Period Assets” means, at any time, any Staking Account Assets that are in an Unbonding Period at such time.

“Unstaking Request” has the meaning described in Section II(e) of this Staking Annex.

“Validation Rights” means rights of a Digital Asset owner to validate and sign the next definitive serial transaction record on a Supported Blockchain.

“Voting Rights” means rights of a Digital Asset owner to vote upon proposals related to the operation and governance of the respective Supported Blockchain.

“Website” means www.galaxy.com.

“Withdrawal Request” has the meaning described in Section II(f) of this Staking Annex.

II.	GENERAL OPERATION

A.	Staking Services

The Parties agree and acknowledge that Customer owns certain Digital Assets and wishes to delegate ministerial administration of the staking of such Digital Assets to Galaxy on the terms and subject to the conditions of this Staking Annex.

Subject to the terms of this Staking Annex, Galaxy will stake, and exercise the Staking Rights over, the Delegated Assets as agent for the Customer (the “Staking Services”), including by, without limitation (i) exercising the Validation Rights of the Delegated Assets in a manner intended to generate Staking Rewards and (ii) performing the Staking Services in a commercially reasonable manner, in each case to the extent legally permissible and subject to Galaxy’s internal regulatory and legal compliance policies, in accordance with this Staking Annex in a safe and sound manner, provided that, Galaxy shall not be required to perform any or all of the Staking Services (i) over any Staking Account Assets, (ii) over any of the Delegated Assets at any time on or after the occurrence of an Event of Default or (iii) as otherwise specified in this Staking Annex or in the Additional Terms. Customer acknowledges that the applicable Blockchain Protocol may, at any time, impose restrictions that affect Galaxy’s ability to perform the Staking Services.

Customer agrees that Galaxy may provide the Staking Services through one or more Galaxy Affiliates, Custody Providers or third parties (collectively, “Additional Staking Providers”) and that Galaxy may provide any such Additional Staking Providers with any tools, keys, passwords or other information, including any Confidential Information provided by Customer, that the Additional Staking Providers may need in order for it to have the ability to exercise the Staking Rights over the Delegated Assets.

B.	Staking Account

Galaxy will maintain a ledger showing Customer’s Staking Account Assets (the “Staking Account”). The Staking Account shall be a “Digital Account” under the PB Agreement, provided that the obligations of Galaxy under Section IV.C, Section IV.J and Section IV.K of the PB Agreement shall be subject to the terms of this Staking Annex, and Section IV.L of the PB Agreement shall not apply to the Staking Account. Galaxy holds control over the Staking Account Assets solely as agent on behalf of Customer, and title to such Staking Account Assets shall not transfer to Galaxy or any Galaxy Affiliate. Customer agrees and acknowledges that Galaxy is not acting as a custodian in respect of the Staking Account Assets.

Customer further agrees and acknowledges that (i) Staking Account Assets may be held in omnibus custodial accounts at one or more Custody Providers maintained in Galaxy’s name for the benefit of its customers who utilize the Staking Services, segregated from any and all Galaxy proprietary assets and (ii) such Custody Providers may provide instructions to the Applicable Blockchain Protocols with respect to any Staking Account Assets in accordance with the provision of the Staking Services.

C.	Delegation of Staking Rights

On any Calendar Day during the Term of this Staking Annex, an Authorized Person of Customer may, through a Valid Instruction, make a request to delegate Staking Rights to Galaxy over certain of the Customer’s Staking Account Assets (each such request a “Staking Request”). The Staking Request must specify the amount and type of Digital Assets to be staked along with other information requested by Galaxy in good faith, provided that each Staking Request shall specify only one type of Digital Asset. Galaxy shall, in its sole discretion, determine whether to accept the Staking Request.

Unless otherwise specified in the Additional Terms, upon acceptance of a valid Staking Request by Galaxy and recognition by Galaxy that all of the conditions described in this Staking Annex and any other conditions imposed by Galaxy in good faith have been satisfied by Customer, Galaxy shall initiate the process to stake the applicable Digital Assets in accordance with the rules of the applicable Blockchain Protocol. Customer acknowledges that the applicable Blockchain Protocol may impose a delay on when Galaxy can begin to exercise the Staking Rights over such Digital Assets, including by imposing a Bonding Period.

D.	Staking Rewards

Each Party understands and acknowledges that each Supported Blockchain will programmatically determine the amount of Staking Rewards that will be allocated as compensation for the exercise of the Staking Rights. Such Staking Rewards will be delivered by the applicable Supported Blockchain to Galaxy or the Additional Staking Provider, as applicable and in each instance according to the rules of the applicable Supported Blockchain.

Customer additionally agrees that a portion of the Staking Rewards, equal to the product of (i) the Staking Rewards and (ii) the applicable Service Fee Percentage (each such product a “Service Fee”), will be retained by Galaxy to compensate Galaxy for providing the Staking Services. The Service Fee Percentage shall be set forth in Exhibit A.

Upon receipt of the Staking Rewards by Galaxy or the Additional Staking Provider, as applicable, Galaxy shall reflect the Staking Rewards, minus the applicable Service Fee, in the Staking Account. Customer acknowledges and agrees that, after receipt by Galaxy of such Staking Rewards and unless otherwise specified in the Additional Terms, the Staking Rewards that are allocated as compensation for the exercise of the Staking Rights with respect to a particular type of Delegated Digital Asset will either be Immobilized Assets or Non-Immobilized Assets of any type, subject to the rules of the applicable Blockchain. In the event that after transfer of any Staking Rewards from a Supported Blockchain to Galaxy such Staking Rewards are Delegated Assets, Galaxy will perform the Staking Services over such Delegated Assets that constitute the Staking Rewards, subject to this Staking Annex, the PB Agreement and the Additional Terms.

Customer acknowledges that a transfer of Staking Rewards to Galaxy by a Supported Blockchain is not guaranteed (even if Galaxy performs the Staking Services properly and in accordance with this Staking Annex).

E.	Unstaking of Delegated Assets

Unless otherwise agreed to by the Customer and Galaxy, on any Calendar Day during the Term of this Staking Annex, an Authorized Person of Customer may make a request to unstake certain of the Delegated Assets (each such request an “Unstaking Request”). The Unstaking Request must specify the amount and type of Delegated Assets to be unstaked along with other information requested by Galaxy in good faith, provided that each Unstaking Request shall specify only one type of Digital Asset. Galaxy shall, in its sole discretion, determine whether to accept the Unstaking Request.

Unless otherwise specified in the Additional Terms, upon acceptance of an Unstaking Request by Galaxy, Galaxy shall, within a reasonable time thereafter, initiate the process to unstake the applicable Digital Assets in accordance with the applicable Blockchain Protocol. Customer acknowledges that the applicable Blockchain Protocol may impose restrictions on Galaxy’s ability to unstake such Digital Assets, including by imposing an Unbonding Period, and that such Digital Assets may be subject to Slashing Penalties prior to and during the Unbonding Period.

F.	Withdrawal of Staking Account Assets

Any request to withdraw Staking Account Assets (a “Withdrawal Request”) shall be treated consistent with Section IV.J of the PB Agreement, provided that

(i)	Customer may only withdraw Non-Immobilized Assets and/or Unbonding Period Assets; and

(ii)	Customer agrees and acknowledges that:

(a)	The applicable Blockchain Protocol may impose restrictions on Galaxy’s ability to transfer some or all of the applicable Digital Assets, including, without limitation, an Unbonding Period;

(b)	Any restrictions imposed by the applicable Blockchain Protocol may delay transfer of such Digital Assets by Galaxy to the Customer; and

(c)	Galaxy may delay transfer of any or all of such Digital Assets specified in a Withdrawal Request until all such Digital Assets specified in such Withdrawal Request can be transferred to the Customer.

Upon transfer of any Digital Assets to Customer, such Digital Assets shall no longer be reflected in the Staking Account.

G.	Slashing

Galaxy will take commercially reasonable steps to avoid the slashing of any Delegated Digital Asset.

Subject to Section VI of this Staking Annex, the PB Agreement and the Additional Terms, Galaxy will make payment of a Slashing Reimbursement for any Slashing Penalty assessed against any Staking Account Assets in connection with Galaxy’s Staking Services either by, in Galaxy’s sole and absolute discretion, making such payment directly to the Customer or by crediting the Customer’s Staking Account, provided that no Event of Default has occurred and such Slashing Penalty is not a result of (i) protocol-level failures caused by bugs, maintenance, upgrades, or general failure; (ii) Customer’s acts or omissions; (iii) acts or omissions of any third party service provider; (iv) any Force Majeure Event; (v) acts by a hacker or other malicious actor; (vi) any other events outside of Galaxy’s reasonable control; or (vii) any similar events, as determined by Galaxy in its reasonable discretion.

H.	Security Interest

Customer acknowledges and agrees that all of Customer’s right, title and interest in, to and under all Staking Account Assets shall constitute “Collateral” for all purposes under the PB Agreement.

I.	Rehypothecation

Galaxy will not, directly or indirectly, lend, pledge, encumber, hypothecate or rehypothecate any of the Staking Account Assets, except as may otherwise be agreed upon in writing by the parties hereto. For the avoidance of doubt, this provision does not prohibit Galaxy from (i) engaging in any activity reasonably necessary to provide the Staking Services in a legal, effective and efficient manner, as determined by Galaxy in its sole discretion, (ii) transferring the Staking Account Assets to another Digital Asset Address or to the control of another party as is reasonably required for Galaxy to perform the Staking Services or (iii) otherwise encumbering the Staking Account Assets, in each case to provide the Staking Services with respect to Customer.

J.	Potential Conflicts

Galaxy and its Affiliates engage in a broad spectrum of activities and may expand the range of services that they provide over time. Such activities in their ordinary course may have an impact upon staking rates and, therefore, could have an impact upon Staking Reward levels, Slashing Penalties or other factors relevant to the Staking Services. Customer acknowledges this and does not object in any way.

K.	Additional Terms

Customer acknowledges and agrees that the Additional Terms are subject to (i) change by Galaxy, in its sole and absolute discretion, at any time and (ii) the applicable Blockchain Protocols and changes of such protocols imposed by the respective Supported Blockchain.

III.	PROTOCOL CHANGES, FORKS AND APPLICABLE AIRDROPS

A.	Protocol Changes

Customer acknowledges and agrees that changes to the Blockchain Protocol of any Supported Blockchain may arise, in each case outside of the control of Galaxy and that, therefore, except as may be otherwise provided in this Staking Annex:

(i)	Galaxy may respond to changes to a Blockchain Protocol in any way that Galaxy determines appropriate in its sole discretion, acting in good faith;

(ii)	The reasonable exercise by Galaxy, acting in good faith, of any right or power that is available to it in its capacity as a validating node on the Supported Blockchain shall not constitute a breach or violation of any obligation owed by Galaxy to Customer under this Staking Annex; and

(iii)	Galaxy is not responsible for any losses or reductions in value in respect of the Staking Account Assets or otherwise suffered by Customer in connection with changes to a Blockchain Protocol unless caused by Galaxy’s gross negligence, fraud or willful misconduct.

Customer acknowledges that Galaxy may, in response to any such change to a Blockchain Protocol, respond by, in Galaxy’s sole discretion, (x) unstaking some or all of the applicable Delegated Assets or (y) providing Customer the opportunity to transfer additional Digital Assets to Galaxy, which will then stake some or all of such Digital Assets, in lieu of having Galaxy unstake some or all of the applicable Delegated Assets.

B.	Notice of Forks, Applicable Airdrops

In the event that Galaxy becomes aware of a Fork or Applicable Airdrop in the blockchain for any Staking Account Asset, Galaxy shall (i) have the authority to respond to such Fork or Applicable Airdrop in the manner that Galaxy, in its sole and absolute discretion, deems appropriate and (ii) provide notice to an Authorized Agent of Customer. Customer agrees that Galaxy can fulfill the notice requirement in paragraph (ii) through a Notification. For the avoidance of doubt, Galaxy is not obligated to accept or claim any Airdrop.

IV.	CONDITIONS

The obligation of Galaxy to perform the Staking Services is conditional on the satisfaction of the following conditions precedent (in addition to the other conditions set forth in the PB Agreement) as of the Effective Date and each date on which Galaxy stakes any Delegated Assets:

A.	Galaxy is authorized by Customer to perform the Staking Services, including, without limitation, operating a validator node on the applicable Supported Blockchain(s), including activities related thereto;

B.	The covenants and Obligations of Customer under this Staking Annex and the PB Agreement are performed and satisfied;

C.	The representations and warranties of Customer set forth herein and in the PB Agreement are correct, true, accurate and complete as of the Effective Date and on each date on which Customer delegates Staking Rights to Galaxy; and

D.	Neither the delegation of the Staking Rights by Customer to Galaxy, nor Galaxy’s performance of the Staking Services constitute, or would be reasonably expected to result in (with or without notice, lapse of time, or both), (i) a breach of or default under any agreement to which Customer or Galaxy is a party or by which Customer or Galaxy is bound, including this Staking Annex, the PB Agreement and the Blockchain Protocol of the Supported Blockchain or (ii) contravention or violation of any Applicable Law.

V.	REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

A.	Representations, Warranties, Covenants and Agreements of Galaxy

Galaxy represents, warrants, covenants and agrees to and for the benefit of Customer, as of the Effective Date and each date on which Customer delegates Staking Rights to Galaxy, that:

(i)	All of the representations, warranties, covenants and agreements set forth in Part X.A of the PB Agreement are correct, true, accurate and complete.

(ii)	Neither the delegation of Staking Rights by Customer to Galaxy, nor Galaxy’s performance of its obligations under this Staking Annex (A) represents or constitutes a loan or a contribution of capital to, or other investment in, Galaxy; (B) provides Customer with any ownership interest, equity, security, or right to or interest in the assets, rights, properties, revenues or profits of, or voting rights whatsoever in, Galaxy; or (C) creates or implies any partnership, joint venture or fiduciary relationship between Galaxy (or any of its directors, officers, employees, agents, or affiliates) and Customer or entitles Customer to any fiduciary duty or similar duty.

B.	Representations, Warranties, Covenants and Agreements of Customer

Customer represents, warrants, covenants and agrees to and for the benefit of Galaxy, as of the Effective Date and each date on which Customer delegates Staking Rights to Galaxy, that:

(i)	All of the representations, warranties, covenants and agreements set forth in Part X.B of the PB Agreement are correct, true, accurate and complete.

(ii)	Neither the delegation of Staking Rights by Customer to Galaxy, nor Galaxy’s performance of this Staking Annex (A) represents or constitutes a loan or a contribution of capital to, or other investment in, Galaxy; (B) provides Customer with any ownership interest, equity, security, or right to or interest in the assets, rights, properties, revenues or profits of, or voting rights whatsoever in, Galaxy; or (C) creates or implies any partnership, joint venture or fiduciary relationship between Galaxy (or any of its directors, officers, employees, agents, or affiliates) and Customer or entitles Customer to any fiduciary duty or similar duty.

(iii)	Customer is not entering into this Staking Annex for the purposes of making an investment with respect to Galaxy or its securities, but instead, and only, to receive the Staking Services from Galaxy.

(iv)	Customer and its Representatives, where applicable, are in compliance with anti-money laundering obligations, sanctions and anti-terrorist financing obligations under the law of the United States and any Applicable Law.

(v)	Customer is sophisticated and experienced in using and evaluating the Supported Blockchain and applicable Blockchain Protocol and related technologies. Customer has conducted and will conduct its own due diligence and analysis of the Supported Blockchain and the Staking Services provided under this Staking Annex in order to determine whether Customer wishes to enter into this Staking Annex to have Galaxy perform the Staking Services.

(vi)	Customer is capable of evaluating the merits and risks of the Staking Services provided hereunder protecting its own interests in the transactions contemplated hereunder; Customer has not relied upon any information, statement, omission, representation or warranty, express or implied, written or oral, made by or on behalf of Galaxy in connection with the entering into and performance of this Staking Annex by the Parties.

(vii)	Customer acknowledges and agrees that (A) regulatory authorities may have not reviewed or passed on the merits, legality or fungibility of Digital Assets or the use, holding or staking of Digital Assets; and (B) the staking of Digital Assets or the use of the Staking Services may become subject to regulatory controls that limit, restrict, prohibit or otherwise impose conditions on such activities.

VI.	LIMITATIONS ON LIABILITY

A.	Limitation on Liability

In no event will Galaxy be liable to Customer or any other Person for any incidental, indirect, consequential, special, exemplary or punitive damages or losses of any kind (e.g., revenues or profits) arising from or relating to this Staking Annex, regardless of whether the relevant party was advised, had other reason to know, or in fact knew of the possibility thereof. Galaxy’s aggregate liability for direct damages under this Staking Annex will not exceed an amount equal to the sum of the Staking Rewards and Slashing Reimbursements paid to Customer under this Staking Annex during the period six months prior to the event giving rise to the liability.

B.	Protocol Malfunctions

In no event will Galaxy be liable to Customer or any other Person for any Slashing Penalties or any other damages or losses caused solely by protocol-wide malfunction of a Supported Blockchain.

C.	Loss, destruction or failure to transfer Staking Account Assets

Galaxy shall not be liable for any failure by a Supported Blockchain or any Additional Staking Provider to transfer Staking Account Assets (including Staking Rewards) to Galaxy, or for the loss, destruction or transfer by the Supported Blockchain or any Additional Staking Provider of Staking Account Assets (including Staking Rewards) or the transfer of Staking Account Assets (including Staking Rewards) to an incorrect wallet address (unless such loss, destruction or incorrect transfer was caused by the gross negligence, fraud, or willful misconduct of Galaxy).

VII.	FORCE MAJEURE

A.	Performance of Staking Services

Galaxy shall not be liable for any default or delay in the performance of their Staking Services under this Staking Annex, if, and to the extent that, such default or delay is caused directly or indirectly by any event outside the reasonable control of Galaxy that prevents or delays Galaxy from performing their Staking Services under this Staking Annex, and which Galaxy could not have avoided, impeded or overcome, including, but not limited to war, terrorist attacks, acts of nature, fire, sabotage, epidemics, quarantine, government sanctions, collective actions, strike, lock-outs, failure of telecommunications carriers, utility company failures, computer viruses and intentional attacks of hackers on computer systems, any material disruption to a relevant blockchain network, including hard forks, soft forks, chain reorganizations, or network splits that affect consensus or transaction finality (including, but not limited to, material delays or inability to process transactions due to sustained network congestion, gas fee spikes, or network downtime); any material failure, bug, exploit, vulnerability, or unintended behaviour in the applicable blockchain protocol, smart contract, virtual machine, or governance mechanism that impairs normal network operations (including, but not limited to material disruptions caused by validator outages, node failures, or censorship at the protocol level); any failure, delay, or corruption in data feeds from on-chain or off-chain oracles relied upon for pricing, collateral valuation, or other automated functionality; or any other similar causes beyond the reasonable control of Galaxy.

VIII.	TERM, TERMINATION & SURVIVAL

A.	Term

The term of this Staking Annex commences on the Effective Date and shall continue in effect until terminated in accordance with Section IX of the PB Agreement.

IX.	TAX MATTERS

For the avoidance of doubt, Section VIII.B and Section XIV.A of the PB Agreement shall apply in respect of payments, deliveries or receivables hereunder, including, without limitation, any Staking Rewards, Slashing Reimbursements, Service Fees and other amounts receivable or received or payable or paid by Customer in connection with this Staking Annex.

X.	OTHER MATTERS

A.	No Limitation on Discretion

For the avoidance of doubt, the existence of explicit grants of discretion to Galaxy or any Additional Staking Provider shall not be read to limit the discretion of such party in any other circumstance.

B.	Conflict with rules of a Supported Blockchain

In the event that providing the Staking Services in accordance with the rules of a Blockchain Protocol for a Supported Blockchain would cause Galaxy or an Additional Staking Provider, as applicable, to take actions that are inconsistent with the provisions of this Staking Annex, Customer acknowledges and agrees that (i) Galaxy or the Additional Staking Provider, as applicable, may take such commercially reasonable actions to perform the Staking Services with respect to such Supported Blockchain notwithstanding whether such actions are inconsistent with the provisions of this Staking Annex and (ii) any such actions taken by Galaxy or an Additional Staking Provider, as applicable, in accordance with (i) shall not (x) give rise to any liability for Galaxy, (y) excuse the performance of any of the Customer’s obligations or (z) otherwise create any rights for Customer or any other Person under this Staking Annex.

C.	Intellectual Property

All right, title, and interest in and to the Staking Platform, including all modifications, improvements, adaptations and enhancements made thereto, are and shall remain the sole and exclusive property of Galaxy.

D.	Limitations on Use

Customer shall not, and will not authorize, permit or encourage any other third party to: (i) reverse engineer, decompile, disassemble or otherwise attempt to discern the source code or interface protocols of the Staking Platform; (ii) modify, adapt or translate the Staking Platform; (iii) make any copies of the Staking Platform or the Website; (iv) resell, distribute or sublicense the Staking Platform; (v) remove or modify any proprietary marking or restrictive legends placed on the Staking Platform or the Website; (vi) use the Staking Platform or the Website (A) in violation of any Law or regulation, (B) to build a competitive product or service or (C) for any purpose other than to perform this Staking Annex; nor (vii) introduce, post, upload, transmit, or otherwise make available to or from the Staking Platform or the Website Prohibited Content.

Exhibit A to Annex VI: Term Sheet

Service Fee Percentage:	At any time and with respect to any Digital Asset, [[●] % of] the [staking fee percentage] set forth for such Digital Asset on the G1 Platform, or as otherwise agreed to by the Parties